Exhibit 1

WESTPAC BANKING CORPORATION
ABN 33 007 457 141

Pillar 3 Report

MARCH 2015

INCORPORATING THE
REQUIREMENTS OF APS330

Westpac GROUP

EST. 1817

Pillar 3 report Table of contents

Executive summary	3
Introduction	5
Risk appetite and risk types	6
Controlling and managing risk	7
Group structure	12
Capital Overview	14
Credit risk management	18
Credit risk exposures	25
Credit risk mitigation	51
Counterparty credit risk	54
Securitisation	56
Market risk	67
Operational risk	71
Equity risk	73
Interest Rate Risk in the Banking Book	75
Liquidity risk	77
Appendices
Appendix I – Regulatory capital reconciliation	78
Appendix II – Regulatory consolidation	84
Appendix III – Level 3 entities’ asset and liabilities	88
Appendix IV – Regulatory expected loss	90
Appendix V – APS330 quantitative requirements	91
Glossary	94
Disclosure regarding forward-looking statements	99

In this report references to ‘Westpac’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities (unless the context indicates otherwise).

In this report, unless otherwise stated or the context otherwise requires, references to ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars.

Any discrepancies between totals and sums of components in tables contained in this report are due to rounding.

In this report, unless otherwise stated, disclosures reflect APRA’s implementation of Basel III.

2 | Westpac Group March 2015 Pillar 3 report

Pillar 3 report Executive summary

Pillar 3 Executive Summary

Westpac’s common equity Tier 1 (CET1) capital ratio was 8.8% at 31 March 2015, 21 basis points lower than recorded at 30 September 2014. This half, 18 basis points of organic capital generation was more than offset by a 39 basis point reduction from other items. Other items included implementing revised RWA models (19 basis point decrease), with residential mortgages model changes having the largest impact, foreign currency translation impacts on RWA (14 basis point decrease) and the impact of lower interest rates on the revaluation of the defined benefit accounting obligation (6 basis point decrease).

	31 March 2015	30 September 2014	31 March 2014
The Westpac Group at Level 2
Common equity Tier 1 (CET1) capital after deductions $m	30,388	29,724	28,455
Risk weighted assets (RWA) $m	346,823	331,387	322,498
Common equity Tier 1 capital ratio %	8.8	9.0	8.8
Additional Tier 1 capital %	1.5	1.6	1.5
Tier 1 capital ratio %	10.3	10.6	10.3
Tier 2 capital %	1.8	1.7	1.8
Total regulatory capital ratio %	12.1	12.3	12.1

More specifically, the movement in the CET1 capital ratio over the half included:

Organic capital generation of 18 basis points from:

•             First Half 2015 cash earnings of $3.8 billion (109 basis point increase);

•             The 2014 final dividend payment net of Dividend Reinvestment Plan (DRP) share issuance (72 basis point decrease);

•             Increases in RWA excluding modelling changes and foreign currency translation impacts (7 basis point decrease); and

•             Other movements include higher capitalised expenditure (6 basis point decrease), higher deduction for regulatory expected loss (2 basis point decrease) and other items (4 basis point decrease).

Other items totalling a 39 basis point decrease:

•    Modelling changes for the determination of probability of default for residential mortgages increased RWA $8.5 billion (22 basis point decrease). Other modelling changes for specialised lending and other retail products had a net impact of reducing RWA by $1.1 billion (3 basis point increase);

•    Currency movements increased credit RWA $5.4 billion (14 basis point decrease), mostly reflecting the value of New Zealand exposures increasing from the depreciation of the A$ against the NZ$; and

•             An increase in the accounting obligation for the defined benefit plan reflecting the impact of lower interest rates (6 basis point decrease).

Common Equity Tier 1 capital ratio movement for First Half 2015

Westpac Group March 2015 Pillar 3 report | 3

Pillar 3 report Executive summary

This half, RWA increased $15.4 billion (or 4.7%) reflecting a rise in credit RWA of $21.6 billion, with non-credit RWA $6.1 billion lower.

The rise in credit RWA was principally due to:

•             Modelling changes which increased RWA $7.4 billion. These included changes to the determination of probability of default for mortgages ($8.5 billion increase), changes to the approach to assigning exposures to regulatory slotting categories for specialised lending exposures ($1.7 billion decrease) and changes to risk estimates for other retail exposures ($0.6 billion increase);

•             $5.4 billion from the depreciation in the A$ mostly related to our New Zealand operations;

•             $1.9 billion from higher mark-to-market related credit risk related to derivative counterparty exposures;

•             Improvements in asset quality which led to a reduction in RWA of $2.1 billion; and

•             Growth in the portfolio (excluding the above items) added $9.0 billion to credit RWA over the half.

The decline in non-credit RWA was predominately due to lower interest rate risk in the banking book (IRRBB) RWA. The reduction in IRRBB RWA is due to a reduction in exposure to interest rate movements in the regulatory banking book and an increase in the embedded gain from falling market interest rates.

Risk weighted assets
$m	31 March 2015	30 September 2014	31 March 2014
Credit risk	303,026	281,459	272,038
Market risk	7,900	8,975	10,610
Operational risk	30,136	29,340	28,474
Interest rate risk in the banking book	1,596	7,316	8,459
Other	4,165	4,297	2,917
Total	346,823	331,387	322,498

Over the half, exposure at default (EAD) increased $38.8 billion (up 4.5%). Most of the rise was due to the depreciation in the Australian dollar and growth in residential mortgage and corporate lending.

Two classification changes have been introduced this half (prior periods have not been restated for the classification changes):

•    Business lending under $1 million secured by residential mortgages have been moved from the residential mortgage category to the small business lending category ($2.0 billion of EAD and $0.6 billion of RWA at 31 March 2015) in line with APRA requirements; and

•    In the exposure at default by industry classification table (page 28) all residential mortgage exposures are now reported under the retail lending category. This change has been applied for consistency with industry practice and the treatment of other consumer exposures such as credit cards and personal loans.

4 | Westpac Group March 2015 Pillar 3 report

Pillar 3 report Introduction

Westpac Banking Corporation is an Authorised Deposit-taking Institution (ADI) subject to regulation by APRA. APRA has accredited Westpac to apply advanced models permitted by the Basel III global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB) for credit risk and the Advanced Measurement Approach (AMA) for operational risk.

In accordance with APS330 Public Disclosure, financial institutions that have received this accreditation, such as Westpac, are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly.

The Structure of Westpac’s Pillar 3 Report as at 31 March 2015

This report describes Westpac’s risk management practices and presents the prudential assessment of Westpac’s1 capital adequacy as at 31 March 2015. The sections are arranged as follows:

•     ‘Risk Appetite and Risk Types’ defines the risks that Westpac manages;

•     ‘Controlling and Managing Risk’ outlines the responsibilities of the Board of Directors of Westpac and executive risk management committees;

•     ‘Group Structure’ defines the bases of measurement adopted by APRA and describes the principles of consolidation used for the purposes of determining Westpac’s capital adequacy;

•     ‘Capital Overview’ describes Westpac’s capital management strategy and presents the capital adequacy ratios for the Westpac Group;

•     ‘Credit Risk Management’ describes Westpac’s approach to managing credit risk;

•     ‘Credit Risk Exposures’ tabulates Westpac’s credit risk exposures, including impaired and past due loans and loan impairment provisions;

•     ‘Credit Risk Mitigation’ describes how Westpac reduces its credit risk by using collateral, guarantees or credit derivatives;

•     ‘Counterparty Credit Risk’ describes Westpac’s exposure to credit risk arising from its management of derivatives and securities financing transactions;

•     ‘Securitisation’ explains how Westpac participates in the securitisation market;

•     ‘Market Risk’ describes Westpac’s approach to managing market risk;

▪     ‘Operational Risk’ describes Westpac’s operational risk management approach;

•     ‘Equity Risk’ describes Westpac’s equity positions;

•     ‘Interest Rate Risk in the Banking Book’ describes Westpac’s approach to managing the structural interest rate risk incurred in its banking book;

•     ‘Liquidity Risk’ describes Westpac’s approach to managing liquidity risk;

•     ‘Appendix I – Regulatory capital reconciliation’ contains the reconciliation between Westpac’s statutory and regulatory balance sheets and the common disclosure template as required by Attachment A of APS330;

•     ‘Appendix II – Regulatory consolidation’ lists all the entities that form part of the Westpac Group.

•     ‘Appendix III – Level 3 entities’ assets and liabilities’ contains the standalone assets and liability balances for all the legal entities excluded from the regulatory scope of consolidation;

•     ‘Appendix IV – Regulatory expected loss’ sets out how the capital deduction for regulatory expected loss is derived; and

A cross-reference between the quantitative disclosures in this report and the quantitative disclosures required by Attachments A, C, D and E of APS330 is provided in Appendix V on page 91.

Capital instruments included in regulatory capital

The reporting requirements for capital instruments under Attachment B of APS330 can be found on the regulatory disclosures section of the Westpac website2 and are not included within this report. These disclosures are updated when the following occurs:

•     A new capital instrument is issued that will form part of regulatory capital; or

•     A capital instrument is redeemed, converted into CET1, written off, or its terms and conditions are changed.

1       Westpac also takes risk in subsidiaries that are outside the scope of the Level 2 regulatory consolidation of the Westpac Group and this risk is not described in this report.

2       http://www.westpac.com.au/about-westpac/investor-centre/financial-information/basel-iii-risk-reports/

Westpac Group March 2015 Pillar 3 report | 5

Pillar 3 report Risk appetite and risk types

Westpac’s vision is to be one of the world’s great service companies, helping our customers, communities and people to prosper and grow.

Westpac’s appetite for risk is influenced by a range of factors, including whether a risk is considered consistent with its strategy (core risk) and whether an appropriate return can be achieved from taking that risk. Westpac has a lower appetite for risks that are not part of its strategy. Westpac seeks to achieve an appropriate return on risk and prices its products accordingly.

Risk appetite cannot be defined by a single figure, having many dimensions and representing an amalgam of top-down requirements (including Westpac’s target debt rating and regulatory requirements) and bottom-up aggregates (such as risk concentration limits). Westpac uses a capital model as the basis of risk measurement, calibrated to its target debt rating.

Westpac distinguishes between different types of risk and takes an integrated approach toward managing them.

Overview of risk types

Key risks

•     credit risk - the risk of financial loss where a customer or counterparty fails to meet their financial obligations to Westpac;

•     liquidity risk - the risk that the Group will be unable to fund assets and meet obligations as they come due;

•     market risk - the risk of an adverse impact on earnings resulting from changes in market factors, such as foreign exchange rates, interest rates, commodity prices and equity prices. This includes interest rate risk in the banking book – the risk to interest income from a mismatch between the duration of assets and liabilities that arises in the normal course of business activities;

•     operational risk - the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition is aligned to the regulatory (Basel II) definition, including legal and regulatory risk but excluding strategic and reputation risk; and

•     compliance Risk - the risk of legal or regulatory sanction, financial or reputation loss, arising from our failure to abide by the compliance obligations required of us.

Other risks

•     business risk - the risk associated with the vulnerability of a line of business to changes in the business environment;

•     environmental, social and governance risk – the risk that the Group damages its reputation or financial performance due to failure to recognise or address material existing or emerging sustainability related environmental, social or governance issues;

•     equity risk - the potential for financial loss arising from movements in equity values. Equity risk may be direct, indirect or contingent;

•     insurance risk - the risk of mis-estimation of the expected cost of insured events, volatility in the number or severity of insured events, and mis-estimation of the cost of incurred claims;

•     related entity (contagion) risk - the risk that problems arising in other Westpac Group members compromise the financial and operational position of the authorised deposit-taking institution in the Westpac Group; and

•     reputation risk - the risk to earnings or capital from negative public opinion resulting from the loss of reputation or public trust and standing.

6 | Westpac Group March 2015 Pillar 3 report

Pillar 3 report Controlling and managing risk

Westpac manages the risks that affect our business as they influence our performance, reputation and future success. Effective risk management involves taking an integrated approach to risk and reward, and enables us to both increase financial growth opportunities and mitigate potential loss or damage. We adopt a Three Lines of Defence approach to risk management (see page 11) which reflects our culture of ‘risk is everyone’s business’ and that all employees are responsible for identifying and managing risk and operating within the Group’s desired risk profile. Westpac’s Risk Management Strategy identifies risk culture as an essential element of risk management. We embed risk culture and maintain an awareness of risk management responsibilities through regular communication, training and other targeted approaches that support our risk management framework.

The Board is responsible for reviewing and approving our overall risk management strategy, including determining our appetite for risk. The Board has delegated to the Board Risk & Compliance Committee responsibility for providing recommendations to the Board on the Westpac Group’s risk-reward strategy, setting risk appetite, approving frameworks, policies and processes for managing risk, and determining whether to accept risks beyond management’s approval discretion.

Risk management governance structure

Board	• reviews and approves our overall Risk Management Strategy.
Board Risk & Compliance Committee (BRCC)

•     provides recommendations to the Board on Westpac Group’s risk-reward strategy;

•     sets risk appetite;

•     reviews and approves the frameworks for managing risk, including capital, credit, liquidity, market, operational, compliance and reputation risk;

•     reviews and approves the limits and conditions that apply to credit risk approval authority delegated to the CEO, CFO and CRO and any other officers of the Westpac Group to whom the Board has delegated credit approval authority;

•     monitors the risk profile, performance, capital levels, exposures against limits and the management and control of our risks;

•     monitors changes anticipated in the economic and business environment and other factors considered relevant to our risk profile and risk appetite;

•     oversees the development and ongoing review of key policies that support our frameworks for managing risk; and

•     may approve accepting risks beyond management’s approval discretion.

From the perspective of specific types of risk, the Board Risk & Compliance Committee role includes:

•     credit risk – approving key policies and limits supporting the Credit Risk Management Framework, and monitoring the risk profile, performance and management of our credit portfolio;

•     liquidity risk – approving key policies and limits supporting the Liquidity Risk Management Framework, including our annual funding strategy and liquidity requirements, and recovery and resolution plans and monitoring the liquidity risk profile;

•     market risk – approving key policies and limits supporting the Market Risk Management Framework, including, but not limited to, the Value at Risk and Net Interest Income at Risk limits, and monitoring the market risk profile;

•     operational risk – monitoring the operational risk profile, the performance of operational risk management and controls, and the development and ongoing review of operational risk policies supporting the Operational Risk Management Framework;

•     reputation risk – reviewing and approving the Reputation Risk Management Framework and reviewing the monitoring of the performance of reputation risk management and controls: and

•     compliance risk – reviewing compliance risk processes and our compliance with applicable laws, regulations and regulatory requirements, discussing with management and the external auditor any material correspondence with regulators or government agencies and any published reports that raise material issues, and reviewing complaints and whistleblower concerns.

Westpac Group March 2015 Pillar 3 report | 7

Pillar 3 report Controlling and managing risk

Risk management governance structure (continued)

The Board Risk & Compliance Committee also:

•     approves the Internal Capital Adequacy Assessment Process and in doing so reviews the outcomes of enterprise wide stress testing, sets the preferred capital ranges for regulatory capital having regard to Westpac internal economic capital measures, and reviews and monitors capital levels for consistency with the Westpac Group’s risk appetite;

•     provides relevant periodic assurances to the Board Audit Committee regarding the operational integrity of the risk management framework; and

•     refers to other Board Committees any matters that come to the attention of the Board Risk & Compliance Committee that are relevant for those respective Board Committees.

Board Committees with a Risk Focus

Board Audit Committee

•     oversees the integrity of financial statements and financial reporting systems, and matters relating to taxation risks.

Board Remuneration Committee (BRC)

•     reviews any matters raised by the BRCC with respect to risk-adjusted remuneration.

Board Technology Committee

•     oversees the technology strategy, implementation, and risks associated with major technology programs.

Executive Team

Westpac Executive Team (ET)

•     executes the Board-approved strategy;

•     assists with the development of the Board Statement of Risk Appetite;

•     delivers the Group’s various strategic and performance goals within the approved risk appetite; and

•     monitors key risks within each business unit, capital adequacy and the Group’s reputation.

8 | Westpac Group March 2015 Pillar 3 report

Pillar 3 report

Controlling and managing risk

Risk management governance structure (continued)

Executive risk committees

Westpac Group Executive Risk Committee (RISKCO)

•     leads the optimisation of credit, operational, compliance and market risk-reward across the Group;

•     oversees the embedding of the Risk Management Strategy in the Group’s approach to risk governance;

•     oversees risk-related management frameworks and key supporting policies;

•     oversees the Group’s credit, operational, compliance, and market risk profiles;

•     oversees reputation risk and Environmental, Social and Governance (ESG) risk management frameworks and key supporting policies; and

•     identifies emerging credit, operational, compliance and market risks and allocates responsibility for assessing impacts and implementing appropriate actions to address these.

Westpac Group Asset & Liability Committee (ALCO)

•     leads the optimisation of funding and liquidity risk-reward across the Group;

•     reviews the level and quality of capital to ensure that it is commensurate with the Group’s risk profile, business strategy and risk appetite;

•     oversees the Liquidity Risk Management Framework and key policies;

•     oversees the funding and liquidity risk profile and balance sheet risk profile; and

•     identifies emerging funding and liquidity risks and appropriate actions to address these.

Westpac Group Remuneration Oversight Committee (ROC)

•     provides assurance that the remuneration arrangements across the Group have been examined from a People, Risk and Finance perspective;

•     responsible for ensuring that risk is embedded in all key aspects of our remuneration framework;

•     reviews and makes recommendations to the CEO for recommendation to the Board Remuneration Committee on the Group Remuneration Policy and provides assurance that remuneration arrangements across the Group encourage behaviour that supports Westpac’s long-term financial soundness and the risk management framework;

•     reviews and monitors the remuneration arrangements (other than for Group Executives) for Responsible Persons (as defined in the Group’s Statutory Officers Fit and Proper Policy), risk and financial control personnel, and all other employees for whom a significant portion of total remuneration is based on performance and whose activities, either individually or collectively, may affect the financial soundness of Westpac; and

•     reviews and recommends to the CEO for recommendation to the BRC the criteria and rationale for determining the total quantum of the Group variable reward pool.

Westpac Group March 2015 Pillar 3 report | 9

Pillar 3 report

Controlling and managing risk

Risk management governance structure (continued)

Group and divisional risk management

Enterprise Risk

•     develops the Group-level risk management frameworks for approval by the BRCC;

•     directs the review and development of key policies supporting the risk management frameworks;

•     establishes risk concentration limits and monitors risk concentrations; and

•     monitors emerging risk issues.

Compliance Function

•     develops the Group-level compliance framework for approval by the BRCC;

•     directs the review and development of compliance policies, compliance plans, controls and procedures;

•     monitors compliance and regulatory obligations and emerging regulatory developments; and

•     reports on compliance standards.

Divisional Risk Management

•     develops division-specific policies, risk appetite statements, controls, procedures, and monitoring and reporting capability that align to the frameworks approved by the BRCC.

Independent internal review	Group Assurance • reviews the adequacy and effectiveness of management controls for risk.

Divisional business units

Business Units

•     responsible for identifying, evaluating and managing the risks that they originate within approved risk appetite policies; and

•     establish and maintain appropriate risk management controls, resources and self-assurance processes.

10 | Westpac Group March 2015 Pillar 3 report

Pillar 3 report

Controlling and managing risk

Roles and responsibilities

Our approach to risk management is that ‘risk is everyone’s business’ and that responsibility and accountability for risk begins with the business units that originate the risk.

The 1st Line of Defence – Risk identification, risk management and self-assurance

Divisional business units are responsible for identifying, evaluating and managing the risks that they originate within approved risk appetite and policies. They are required to establish and maintain appropriate risk management controls, resources and self-assurance processes.

The 2nd Line of Defence – Establishment of risk management frameworks and policies and risk management oversight

Our 2nd Line of Defence is a separate risk advisory, control and monitoring function which establishes frameworks, policies, limits and processes for the management, monitoring and reporting of risk. It also evaluates and opines on the adequacy and effectiveness of 1st Line controls and application of frameworks and policies and, where necessary, requires improvement and monitors the 1st Line’s progress toward remediation of identified deficiencies.

Our 2nd Line of Defence has three layers:

•     our executive risk committees lead the optimisation of risk-reward by overseeing the development of risk appetite statements, risk management frameworks, policies and risk concentration controls, and monitoring Westpac’s risk profile for alignment with approved appetites and strategies;

•     our Enterprise Risk function is independent from the business divisions, reports to the Chief Risk Officer (CRO), and establishes and maintains the Group-wide risk management frameworks, policies and concentration limits that are approved by the Board Risk & Compliance Committee. It also reports on Westpac’s risk profile to executive risk committees and the Board Risk & Compliance Committee; and

•     divisional risk areas are responsible for developing division-specific risk appetite statements, policies, controls, procedures, monitoring and reporting capability, which align to the Board’s Statement of Risk Appetite and the risk management frameworks approved by the Board Risk & Compliance Committee. These risk areas are independent of the Divisions’ 1st Line business areas, with each divisional CRO having a direct reporting line to the CRO.

The 3rd Line of Defence – Independent assurance

Our Group Assurance function independently evaluates the adequacy and effectiveness of the Group’s overall risk management framework and controls.

Our overall risk management approach is summarised in the following diagram:

Westpac Group March 2015 Pillar 3 report | 11

Pillar 3 report

Group structure

Westpac seeks to ensure that it is adequately capitalised at all times. APRA applies a tiered approach to measuring Westpac’s capital adequacy1 by assessing financial strength at three levels:

•     Level 1, comprising Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy;

•     Level 2, the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations. The head of the Level 2 group is Westpac Banking Corporation; and

•     Level 3, the consolidation of Westpac Banking Corporation and all its subsidiary entities.

Unless otherwise specified, all quantitative disclosures in this report refer to the prudential assessment of Westpac’s financial strength on a Level 2 basis2.

The Westpac Group

The following diagram shows the Level 3 conglomerate group and illustrates the different tiers of regulatory consolidation.

Accounting consolidation3

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries (including structured entities) controlled by Westpac. Westpac and its subsidiaries are referred to collectively as the ‘Group’. The effects of all transactions between entities in the Group are eliminated. Control exists when the parent entity is exposed to, or has rights to, variable returns from its involvement with an entity, and has the ability to affect those returns through its power over that entity. Subsidiaries are fully consolidated from the date on which control commences and they are no longer consolidated from the date that control ceases.

Group entities excluded from the regulatory consolidation at Level 2

Regulatory consolidation at Level 2 covers the global operations of Westpac and its subsidiary entities, including other controlled banking, securities and financial entities, except for those entities involved in the following business activities:

•     insurance;

•     acting as manager, responsible entity, approved trustee, trustee or similar role in relation to funds management;

•     non-financial (commercial) operations; or

•     special purpose entities to which assets have been transferred in accordance with the requirements of APS120 Securitisation.

Retained earnings and equity investments in subsidiary entities excluded from the consolidation at Level 2 are deducted from capital, with the exception of securitisation special purpose entities.

1      APS110 Capital Adequacy outlines the overall framework adopted by APRA for the purpose of assessing the capital adequacy of an ADI.

2       Impaired assets and provisions held in Level 3 entities are excluded from the tables in this report.

3       Refer to Note 1 of Westpac’s 2014 Annual Report for further details.

12 | Westpac Group March 2015 Pillar 3 report

Pillar 3 report

Group structure

Westpac New Zealand Limited

Westpac New Zealand Limited (WNZL), a wholly owned subsidiary entity1, is a registered bank incorporated in New Zealand and regulated by the Reserve Bank of New Zealand. WNZL uses the Advanced IRB approach for credit risk and the AMA for operational risk. For the purposes of determining Westpac’s capital adequacy, Westpac New Zealand Limited is consolidated at Level 2.

Restrictions and major impediments on the transfer of funds or regulatory capital within the Group

Minimum capital (‘thin capitalisation’) rules

Tax legislation in most jurisdictions in which the Group operates (including Australia, New Zealand and the United Kingdom) prescribes minimum levels of capital that must be retained in that jurisdiction to avoid a portion of the interest costs incurred in the jurisdiction ceasing to be tax deductible. Capital for these purposes includes both contributed capital and non-distributed retained earnings. Westpac seeks to maintain sufficient capital/retained earnings to comply with these rules.

Tax costs associated with repatriation

Repatriation of retained earnings (and capital) may result in tax being payable in either the jurisdiction from which the repatriation occurs or Australia on receipt of the relevant amounts. This cost would reduce the amount actually repatriated.

Intra-group exposure limits

Exposures to related entities are managed within the prudential limits prescribed by APRA in APS222 Associations with Related Entities.7 Westpac has an internal limit structure and approval process governing credit exposures to related entities. This structure and approval process, combined with APRA’s prudential limits, is designed to reduce the potential for unacceptable contagion risk.

Prudential regulation of subsidiary entities

Certain subsidiary banking, insurance and trustee entities are subject to local prudential regulation in their own right, including capital adequacy requirements and investment or intra-group exposure limits. Westpac seeks to ensure that its subsidiary entities are adequately capitalised and adhere to regulatory requirements at all times. There are no capital deficiencies in subsidiary entities excluded from the regulatory consolidation at Level 2.

1       Other subsidiary banking entities in the Group include Westpac Bank of Tonga, Westpac Bank-PNG-Limited, Westpac Bank Samoa Limited and Westpac Europe Limited. In January 2015, Westpac announced that it had entered into an agreement to sell its banking operations in Samoa, Cook Islands, Solomon Islands, Vanuatu and Tonga to the Bank of South Pacific Limited. Completion of the sale is expected to occur in Second Half 2015 and is subject to the parties obtaining necessary statutory, regulatory and third party approvals.

2       For the purposes of APS222, subsidiaries controlled by Westpac, other than subsidiaries that form part of the ELE, represent ‘related entities’. Prudential and internal limits apply to intra-group exposures between the ELE and related entities, both on an individual and aggregate basis.

Westpac Group March 2015 Pillar 3 report | 13

Pillar 3 report
Capital overview

Capital Structure[1]

This table shows Westpac’s capital resources under APS111 Capital Adequacy: Measurement of Capital.

	31 March	30 September	31 March
$m	2015	2014	2014
Tier 1 capital
Common equity Tier 1 capital
Paid up ordinary capital	27,237	26,943	26,954
Treasury shares	(304)	(239)	(240)
Equity based remuneration	1,020	935	885
Foreign currency translation reserve	(203)	(240)	(303)
Accumulated other comprehensive income	137	125	90
Non-controlling interests - other	63	60	48
Retained earnings	21,275	20,641	19,556
Less retained earnings in life and general insurance, funds management
and securitisation entities	(1,286)	(1,223)	(1,124)
Deferred fees	107	135	118
Total common equity Tier 1 capital	48,046	47,137	45,984
Deductions from common equity Tier 1 capital
Goodwill (excluding funds management entities)	(9,019)	(9,076)	(9,196)
Deferred tax assets	(1,330)	(1,354)	(1,401)
Goodwill in life and general insurance, funds management
and securitisation entities	(1,255)	(1,253)	(1,264)
Capitalised expenditure	(1,404)	(1,212)	(1,076)
Capitalised software	(1,932)	(1,921)	(1,903)
Investments in subsidiaries not consolidated for regulatory purposes	(1,348)	(1,327)	(1,321)
Regulatory expected loss in excess of eligible provisions[2]	(734)	(650)	(694)
General reserve for credit losses adjustment	(107)	(133)	(92)
Securitisation	(7)	(7)	(8)
Equity Investments	(388)	(341)	(367)
Regulatory adjustments to fair value positions	(127)	(132)	(203)
Other Tier 1 deductions	(7)	(7)	(4)
Total deductions from common equity Tier 1 capital	(17,658)	(17,413)	(17,529)
Total common equity Tier 1 capital after deductions	30,388	29,724	28,455
Additional Tier 1 capital
Basel III complying instruments	2,694	2,694	1,383
Basel III non complying instruments	2,660	2,579	3,466
Total Additional Tier 1 capital	5,354	5,273	4,849
Net Tier 1 regulatory capital	35,742	34,997	33,304

Tier 2 capital
Basel III complying instruments	2,538	1,925	1,925
Basel III non complying instruments	4,045	3,899	3,966
Eligible general reserve for credit loss	59	78	67
Basel III transitional adjustment	(67)	-	-
Total Tier 2 capital	6,575	5,902	5,958
Deductions from Tier 2 capital
Investments in subsidiaries not consolidated for regulatory purposes	(140)	(140)	(140)
Holdings of own and other financial institutions Tier 2 capital instruments	(62)	(58)	(106)
Total deductions from Tier 2 capital	(202)	(198)	(246)
Net Tier 2 regulatory capital	6,373	5,704	5,712
Total regulatory capital	42,115	40,701	39,016

1           The capital structure for 31 March 2014 has not been restated following the adoption of new or revised accounting standards this period (refer to Note 1 of Westpac’s 2014 Annual Report for further details).

2           An explanation of the relationship between this deduction, regulatory expected loss and provisions for impairment charges is contained in Appendix II.

14 | Westpac Group March 2015 Pillar 3 report

Pillar 3 report
Capital overview

Capital management strategy

Westpac’s approach seeks to balance the fact that capital is an expensive form of funding with the need to be adequately capitalised. Westpac considers the need to balance efficiency, flexibility and adequacy when determining sufficiency of capital and when developing capital management plans.

Westpac evaluates these considerations through an Internal Capital Adequacy Assessment Process (ICAAP), the key features of which include:

•             the development of a capital management strategy, including preferred capital range, capital buffers and contingency plans;

•             consideration of both economic and regulatory capital requirements;

•             a process that challenges the capital measures, coverage and requirements which incorporates amongst other things, the impact of adverse economic scenarios; and

•             consideration of the perspectives of external stakeholders including rating agencies, equity investors and debt investors.

Westpac’s preferred capital range

At 31 March 2015, Westpac’s preferred range for its CET1 capital ratio was 8.75%-9.25%. The CET1 preferred range takes into consideration:

•             Current regulatory minimums, including capital conservation and D-SIB buffers;

•             Stress testing to calibrate an appropriate buffer against a downturn; and

•             Quarterly volatility of capital ratios under Basel III due to the half and yearly cycle of dividend payments.

Westpac’s capital adequacy ratios

	31 March	30 September	31 March
%	2015	2014	2014
The Westpac Group at Level 2
Common equity Tier 1 capital ratio	8.8	9.0	8.8
Additional Tier 1 capital	1.5	1.6	1.5
Tier 1 capital ratio	10.3	10.6	10.3
Tier 2 capital	1.8	1.7	1.8
Total regulatory capital ratio	12.1	12.3	12.1

The Westpac Group at Level 1
Common equity Tier 1 capital ratio	8.7	9.2	8.9
Additional Tier 1 capital	1.7	1.8	1.7
Tier 1 capital ratio	10.4	11.0	10.6
Tier 2 capital	2.1	1.9	2.0
Total regulatory capital ratio	12.5	12.9	12.6

Westpac New Zealand Limited’s capital adequacy ratios

	31 March	30 September	31 March
%	2015	2014	2014
Westpac New Zealand Limited
Common equity Tier 1 capital ratio	11.6	11.9	12.2
Additional Tier 1 capital	-	-	-
Tier 1 capital ratio	11.6	11.9	12.2
Tier 2 capital	-	-	-
Total regulatory capital ratio	11.6	11.9	12.2

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Capital overview

Capital requirements

This table shows risk weighted assets and associated capital requirements9 for each risk type included in the regulatory assessment of Westpac’s capital adequacy. The Westpac’s approach to managing these risks, and more detailed disclosures on the prudential assessment of capital requirements, are presented in the following sections of this report.

31 March 2015	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	77,516	4,631	82,147	6,572
Business lending	32,352	1,299	33,651	2,692
Sovereign	1,310	1,179	2,489	199
Bank	7,842	135	7,977	638
Residential mortgages	73,337	3,214	76,551	6,124
Australian credit cards	6,432	-	6,432	515
Other retail	12,095	4,706	16,801	1,344
Small business	7,614	-	7,614	609
Specialised lending	53,741	352	54,093	4,327
Securitisation	4,431	-	4,431	355
Mark-to-market related credit risk[3]	-	10,840	10,840	867
Total	276,670	26,356	303,026	24,242
Market risk			7,900	632
Operational risk[4]			30,136	2,411
Interest rate risk in the banking book			1,596	128
Other assets[5]			4,165	333
Total			346,823	27,746

30 September 2014	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	70,199	4,679	74,878	5,990
Business lending	33,125	1,213	34,338	2,747
Sovereign	1,627	851	2,478	198
Bank	8,745	121	8,866	709
Residential mortgages	63,071	2,830	65,901	5,272
Australian credit cards	6,069	-	6,069	486
Other retail	10,653	4,735	15,388	1,231
Small business	6,311	-	6,311	505
Specialised lending	53,162	318	53,480	4,279
Securitisation	4,845	-	4,845	388
Mark-to-market related credit risk[3]	-	8,905	8,905	712
Total	257,807	23,652	281,459	22,517
Market risk			8,975	718
Operational risk[4]			29,340	2,347
Interest rate risk in the banking book			7,316	585
Other assets[5]			4,297	344
Total			331,387	26,511

1           Capital requirements are expressed as 8% of total risk weighted assets.

2           Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

3           Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.

4           APRA approved the AMA approach for the calculation of Lloyds operational risk RWA from December 2014. For periods prior to December 2014 Westpac applied the partial use approach, as approved by APRA, and the business acquired from Lloyds was measured under the Standardised approach as defined under APS114 Capital Adequacy: Standardised Approach to Operational Risk.

5           Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

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Capital overview

31 March 2014	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	68,540	4,735	73,275	5,862
Business lending	33,446	1,108	34,554	2,764
Sovereign	1,387	810	2,197	176
Bank	8,638	115	8,753	700
Residential mortgages	62,179	2,417	64,596	5,168
Australian credit cards	6,188	-	6,188	495
Other retail	10,265	4,645	14,910	1,193
Small business	6,508	-	6,508	521
Specialised lending	48,047	232	48,279	3,862
Securitisation	5,521	-	5,521	442
Mark-to-market related credit risk[3]	-	7,257	7,257	580
Total	250,719	21,319	272,038	21,763
Market risk			10,610	849
Operational risk[4]			28,474	2,278
Interest rate risk in the banking book			8,459	677
Other assets[5]			2,917	233
Total			322,498	25,800

1           Capital requirements are expressed as 8% of total risk weighted assets.

2           Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

3           Mark-to-market related credit risk and is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.

4           APRA approved the AMA approach for the calculation of Lloyds operational risk RWA from December 2014. For periods prior to December 2014 Westpac applied the partial use approach, as approved by APRA, and the business acquired from Lloyds was measured under the Standardised approach as defined under APS114 Capital Adequacy: Standardised Approach to Operational Risk.

5           Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

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Credit risk management

Credit risk is the potential for financial loss where a customer or counterparty fails to meet their financial obligations to Westpac. Westpac maintains a credit risk management framework and a number of supporting policies, processes and controls governing the assessment, approval and management of customer and counterparty credit risk. These incorporate the assignment of risk grades, the quantification of loss estimates in the event of default, and the segmentation of credit exposures.

Structure and organisation

The CRO is responsible for the effectiveness of overall risk management throughout Westpac, including credit risk. Authorised officers have delegated authority to approve credit risk exposures, including customer risk grades, other credit parameters and their ongoing review. A portion of consumer lending is subject to automated scorecard-based approval. Our largest exposures are approved by our most experienced credit officers. Line business management is responsible for managing credit risks accepted in their business and for maximising risk-adjusted returns from their business credit portfolios, within the approved risk appetite, risk management framework and policies.

Credit risk management framework and policies

Westpac maintains a credit risk management framework and supporting policies that are designed to clearly define roles and responsibilities, acceptable practices, limits and key controls.

The Credit Risk Management Framework describes the principles, methodologies, systems, roles and responsibilities, reports and controls that exist for managing credit risk in Westpac. The Credit Risk Rating System policy describes the credit risk rating system philosophy, design, key features and uses of rating outcomes.

Concentration risk policies cover individual counterparties, specific industries (e.g. property) and individual countries. In addition, there are policies covering risk appetite statements, ESG credit risks and the delegation of credit approval authorities.

At the divisional level, credit manuals embed the Group’s framework requirements for application in line businesses. These manuals include policies covering the origination, evaluation, approval, documentation, settlement and on-going management of credit risks, and sector policies to guide the extension of credit where industry-specific guidelines are considered necessary.

Credit approval limits govern the extension of credit and represent the formal delegation of credit approval authority to responsible individuals throughout the organisation.

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Credit risk management

Approach

Westpac adopts two approaches to managing credit risk depending upon the nature of the customer and the product.

Transaction-managed approach

For larger customers, Westpac evaluates credit requests by undertaking detailed individual customer and transaction risk analysis (the ‘transaction-managed’ approach). Such customers are assigned a customer risk grade (CRG) representing Westpac’s estimate of their probability of default (PD). Each facility is assigned a loss given default (LGD). The Westpac credit risk rating system has 20 risk grades for non-defaulted customers and 10 risk grades for defaulted customers. Non-defaulted CRGs down to the level of normally acceptable risk (i.e. D grade – see table below) are mapped to Moody’s and Standard & Poor’s (S&P) external senior ranking unsecured ratings. This mapping is reviewed annually and allows Westpac to integrate the rating agencies’ default history with internal historical data when calculating PDs.

The final assignment of CRGs and LGDs is approved by authorised credit approvers with appropriate delegated approval authority. All material credit exposures are approved by authorised Credit Officers who are part of the risk management stream and operate independently of the areas originating the credit risk proposals. Credit Officer decisions are subject to reviews to ensure consistent quality. Divisional operational units are responsible for maintaining accurate and timely recording of all credit risk approvals and changes to customer and facility data. These units also operate independently of both the areas originating the credit risk proposals and the credit risk approvers. Appropriate segregation of functions is one of the key requirements of our credit risk management framework.

Program-managed approach

High-volume retail customer credit portfolios with homogenous credit risk characteristics are managed on a statistical basis according to pre-determined objective criteria (the ‘program-managed’ approach). Program-managed exposure to a consumer customer may exceed $1 million. Business customer exposures are transaction managed when the exposure is in excess of $1 million, or when the exposure includes complex products. Quantitative scorecards are used to assign application and behavioural scores to enable risk-based decision making within these portfolios. The scorecard outcomes and decisions are regularly monitored and validated against subsequent customer performance and scorecards are recalibrated or rebuilt when required. For capital estimation and other purposes, risk-based customer segments are created based upon modelled expected PD, EAD and LGD. Accounts are then assigned to respective segments based on customer and account characteristics. Each segment is assigned a quantified measure of its PD, LGD and EAD.

For both transaction-managed and program-managed approaches, CRGs, PDs and LGDs are reviewed at least annually.

Mapping of Westpac risk grades

The table below shows the current alignment between Westpac’s CRGs and the corresponding external rating. Note that only high-level CRG groupings are shown.

Westpac customer risk grade	Standard & Poor’s rating	Moody’s rating

A	AAA to AA–	Aaa to Aa3
B	A+ to A–	A1 to A3
C	BBB+ to BBB–	Baa1 to Baa3
D	BB+ to B+	Ba1 to B1
Westpac Rating
E	Watchlist
F	Special mention
G	Substandard/default
H	Default

For Specialised Lending Westpac maps exposures to the appropriate supervisory slot based on an assessment that takes into account borrower strength and security quality, as required by APS 113.

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Credit risk management

Mapping of Basel categories to Westpac portfolios

APS113 Capital Adequacy: Internal Ratings-Based Approach to Credit Risk, states that under the Advanced IRB approach to credit risk, an ADI must categorise banking book exposures into six broad IRB asset classes and apply the prescribed treatment for those classes to each credit exposure within them for the purposes of deriving its regulatory capital requirement. Standardised and Securitised portfolios are subject to treatment under APS112 Capital Adequacy: Standardised Approach to Credit Risk and APS120 Securitisation respectively.

APS Asset Class	Sub-asset class	Westpac category	Segmentation criteria
Corporate	Corporate	Corporate	All transaction-managed customers not elsewhere classified where annual turnover exceeds $50m1.

	SME Corporate	Business Lending	All transaction-managed customers not elsewhere classified where annual turnover is $50m or less.

	Project Finance	Specialised Lending-Project Finance

Applied to transaction-managed customers where the primary source of debt service, security and repayment is derived from the revenue generated by a completed project (e.g. infrastructure such as toll roads or railways).

	Income-producing Real Estate	Specialised Lending- Property Finance

Applied to transaction-managed customers where the primary source of debt service, security and repayment is derived from either the sale of a property development or income produced by one or more investment properties[2].

Sovereign		Sovereign	Applied to transaction-managed exposures backed by governments.

Bank		Bank	Applied to transaction-managed exposures to deposit-taking institutions and foreign equivalents.

Residential Mortgage		Residential Mortgages	All program-managed exposures secured by residential mortgages[3].

Qualifying Revolving Retail		Australian Credit Cards	Program-managed credit cards with low volatility in loss rates. The New Zealand cards portfolio does not currently meet the criteria for Qualifying Revolving Retail and is classified in Other Retail.

Other Retail		Small Business	Program-managed business lending exposures under $1 million[4].

		Other Retail	All other program-managed lending to retail customers, including New Zealand credit cards.

1      Includes all NZ agribusiness loans, regardless of turnover.

2      Excludes large diversified property groups and property trusts, which appear in the Corporate asset class.

3  Comparative period business lending under $1 million fully secured by residential property were included.

4  Comparative period business lending under $1 million fully secured by residential property were exluded.

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Credit risk management

Mapping of Credit risk approach to Basel categories and exposure types

Approach	APS asset class	Types of exposures
Transaction-Managed Portfolios	Corporate Sovereign Bank	Direct lending Contingent lending Derivative counterparty Asset warehousing Underwriting Secondary market trading Foreign exchange settlement Other intra-day settlement obligations

Program-Managed Portfolios
	Residential mortgage	Mortgages Equity access loans

	Qualifying revolving retail	Australian credit cards

	Other retail	Personal loans Overdrafts New Zealand credit cards Auto and equipment finance Business development loans Business overdrafts Other term products

Internal ratings process for transaction-managed portfolios

The process for assigning and approving individual customer PDs and facility LGDs involves:

•                  Business unit representatives recommend the CRG and facility LGDs under the guidance of criteria set out in established credit policies. Each CRG is associated with an estimated PD;

•                  Authorised officers evaluate the recommendations and approve the final CRG and facility LGDs. Credit officers may override line business unit recommendations;

•                  An expert judgement decisioning process is employed to evaluate CRG and the outputs of various risk grading models are used as one of several inputs into that process; and

•                  Authorised officers decisions are subject to reviews to ensure consistent quality.

For on-going exposures to transaction-managed customers, risk grades and facility LGDs are required to be reviewed at least annually, but also whenever material changes occur.

No material deviations from the reference definition of default are permitted.

Internal ratings process for program-managed portfolios

The process for assigning PDs, LGDs and EADs to the program-managed portfolio involves dividing the portfolio into a number of pools per product. These pools are created by analysing the homogeneity of risk characteristics that have historically proven predictive in determining whether an account is likely to go into default.

No material deviations from the reference definition of default are permitted.

Internal credit risk ratings system

In addition to using the credit risk estimates as the basis for regulatory capital purposes, they are also used for the purposes described below:

Economic capital - Westpac allocates economic capital to all exposures. Economic capital includes both credit and non-credit components. Economic credit capital is allocated using a framework that considers estimates of PD, LGD, EAD, total committed exposure and loan tenor, as well as measures of portfolio composition not reflected in regulatory capital formulae.

Provisioning - Impairment provisions are held by Westpac to cover credit losses that are incurred in the loan portfolio. Provisioning includes both individual and collective components. Individual provisions are calculated on impaired loans taking into account management’s best estimate of the present value of future cashflows.

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Credit risk management

Collective provisions are established on a portfolio basis using a framework that considers PD, LGD, EAD, total committed exposure, emergence periods, level of arrears and recent past experience.

Risk-adjusted performance measurement - Business performance is measured using allocated capital, which incorporates charges for economic capital and regulatory capital, including credit capital and capital for other risk types.

Pricing - Westpac prices loans to produce an acceptable return on the capital allocated to the loan. Returns include interest income and fees after expected credit losses and other costs.

Credit approval - For transaction-managed facilities, approval authorities are tiered based on the CRG, with lower limits applicable for customers with a higher PD. Program-managed facilities are approved on the basis of application scorecard outcomes and product based approval authorities.

Control mechanisms for the credit risk rating system include:

•     Westpac’s credit risk rating system is reviewed annually to confirm that the rating criteria and procedures are appropriate given the current portfolio and external conditions;

•     All models materially impacting the risk rating process are periodically reviewed in accordance with Westpac’s model risk policy;

•     Specific credit risk estimates (including PD, LGD and EAD levels) are overseen, reviewed annually and approved by the Credit Risk Estimates Committee (a sub-committee of RISKCO);

•     Credit Risk Assurance undertake an independent annual end-to-end technical and operational review of the overall process; and

•     RISKCO and BRCC monitor the risk profile, performance and management of Westpac’s credit portfolio and the development and review of key credit risk policies.

Risk reporting

A comprehensive report on Westpac’s credit risk portfolio is provided to RISKCO and BRCC quarterly. It details the current level of impairment losses, stressed exposures, delinquency trends, provisions, impaired assets and key performance metrics. It reports on portfolio concentrations and large exposures.

Credit risk and asset quality are also reported to the Board each month, including details of impairment losses, stressed exposures, delinquency trends and key performance metrics.

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Credit risk management

Summary credit risk disclosure

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 March 2015	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 6 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	134,554	77,516	801	504	513	214	35
Business lending	48,516	32,352	745	424	427	231	53
Sovereign	52,961	1,310	2	2	-	-	-
Bank	27,868	7,842	14	9	5	7	-
Residential mortgages	471,495	73,337	916	770	258	93	45
Australian credit cards	20,728	6,432	336	263	104	71	129
Other retail	14,379	12,095	497	403	157	101	95
Small business	19,345	7,614	223	128	101	45	31
Specialised Lending	61,793	53,741	1,054	618	484	209	49
Securitisation	23,878	4,431	-	-	3	-	-
Standardised[2]	20,887	26,356	-	-	96	56	34
Total	896,404	303,026	4,588	3,121	2,148	1,027	471

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 September 2014	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 12 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	120,132	70,199	827	475	504	251	171
Business lending	48,476	33,125	768	470	467	215	234
Sovereign	51,746	1,627	3	3	-	-	-
Bank	32,565	8,745	22	17	5	5	-
Residential mortgages	455,481	63,071	811	680	238	94	121
Australian credit cards	20,383	6,069	304	246	78	58	288
Other retail	12,418	10,653	456	380	129	83	190
Small business	16,689	6,311	213	108	94	42	72
Specialised Lending	59,188	53,162	1,232	681	738	255	174
Securitisation	22,109	4,845	-	-	3	-	-
Standardised[2]	18,430	23,652	-	-	84	44	52
Total	857,617	281,459	4,636	3,060	2,340	1,047	1,302

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 March 2014	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 6 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	113,971	68,540	897	507	591	294	111
Business lending	49,730	33,446	875	456	613	330	119
Sovereign	40,567	1,387	3	3	-	-	-
Bank	32,761	8,638	15	10	4	4	-
Residential mortgages	439,765	62,179	837	687	301	116	58
Australian credit cards	19,949	6,188	323	258	93	64	136
Other retail	12,148	10,265	452	369	145	91	87
Small business	16,784	6,508	219	114	100	46	14
Specialised Lending	52,854	48,047	1,343	653	916	335	60
Securitisation	22,702	5,521	-	-	-	-	-
Standardised[2]	17,531	21,319	-	-	130	63	12
Total	818,762	272,038	4,964	3,057	2,893	1,343	597

1      Includes regulatory expected losses for defaulted and non-defaulted exposures.

2      Includes mark-to-market related credit risk.

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Credit risk management

Loan impairment provisions

Provisions for loan impairment losses represent management’s best estimate of the losses incurred in the loan portfolios as at the balance date. There are two components of Westpac’s loan impairment provisions: individually assessed provisions (IAPs) and collectively assessed provisions (CAPs).

In determining IAPs, relevant considerations that have a bearing on the expected future cash flows are taken into account, for example:

•                  the business prospects of the customer;

•                  the realisable value of collateral;

•                  Westpac’s position relative to other claimants;

•                  the reliability of customer information; and

•                  the likely cost and duration of the work-out process.

These judgements and estimates can change with time as new information becomes available or as work-out strategies evolve, resulting in revisions to the impairment provision as individual decisions are made.

CAPs are established on a portfolio basis taking into account:

•                  the level of arrears;

•                 collateral;

•                  past loss experience;

•                  expected defaults based on portfolio trends; and

•                  the economic environment.

The most significant factors in establishing these provisions are estimated loss rates and the related emergence periods. The future credit quality of these portfolios is subject to uncertainties that could cause actual credit losses to differ from reported loan impairment provisions. These uncertainties include:

•                  differences between the expected and actual economic environment;

•                  interest rates and unemployment levels;

•                  repayment behaviour; and

•                  bankruptcy rates.

Regulatory classification of loan impairment provisions

APS220 Credit Quality requires that Westpac report specific provisions and a General Reserve for Credit Loss (GRCL). All IAPs raised under AAS are classified as specific provisions. All CAPs raised under AAS are either classified into specific provisions or a GRCL.

A GRCL adjustment is made for the amount of GRCL that Westpac reports for regulatory purposes under APS220 in addition to provisions reported by Westpac under AAS. For capital adequacy purposes the GRCL adjustment is deducted from CET1. Eligible GRCL is included in Tier 2 capital.

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Pillar 3 report
Credit risk exposures

Loan impairment provisions

31 March 2015	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	806	221	1,027	NA	1,027
for defaulted but not impaired loans	NA	130	130	NA	130
General Reserve for Credit Loss	NA	2,348	2,348	107	2,455
Total provisions for impairment charges	806	2,699	3,505	107	3,612

30 September 2014	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	867	180	1,047	NA	1,047
for defaulted but not impaired loans	NA	114	114	NA	114
General Reserve for Credit Loss	NA	2,320	2,320	133	2,453
Total provisions for impairment charges	867	2,614	3,481	133	3,614

31 March 2014	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	1,139	204	1,343	NA	1,343
for defaulted but not impaired loans	NA	127	127	NA	127
General Reserve for Credit Loss	NA	2,321	2,321	92	2,413
Total provisions for impairment charges	1,139	2,652	3,791	92	3,883

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Credit risk exposures

The following tables segment the portfolio by characteristics that provide an insight into the assessment of credit risk concentration.

Exposure at Default by major type

31 March 2015	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	6 months ended[1]
Corporate	59,160	59,364	16,030	134,554	127,787
Business lending	36,688	11,828	-	48,516	48,631
Sovereign	48,182	2,086	2,693	52,961	53,188
Bank	14,967	1,913	10,988	27,868	31,109
Residential mortgages	396,973	74,522	-	471,495	464,828
Australian credit cards	10,228	10,500	-	20,728	20,586
Other retail	11,324	3,055	-	14,379	13,591
Small business	14,809	4,536	-	19,345	17,684
Specialised lending	48,456	13,337	-	61,793	60,344
Securitisation[2]	16,061	7,696	121	23,878	22,400
Standardised	17,990	1,513	1,384	20,887	19,351
Total	674,838	190,350	31,216	896,404	879,499

30 September 2014	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	12 months ended[3]
Corporate	54,013	51,121	14,998	120,132	115,250
Business lending	37,409	11,067	-	48,476	49,739
Sovereign	46,182	3,272	2,292	51,746	43,660
Bank	15,496	1,806	15,263	32,565	32,862
Residential mortgages	382,388	73,093	-	455,481	439,987
Australian credit cards	10,057	10,326	-	20,383	19,918
Other retail	10,622	1,796	-	12,418	12,053
Small business	12,926	3,763	-	16,689	16,753
Specialised lending	45,418	13,770	-	59,188	54,629
Securitisation[2]	14,787	7,243	79	22,109	22,546
Standardised	16,975	1,455	-	18,430	16,229
Total	646,273	178,712	32,632	857,617	823,626

31 March 2014	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	6 months ended[4]
Corporate	52,527	51,131	10,313	113,971	113,322
Business lending	38,068	11,662	-	49,730	50,146
Sovereign	35,572	3,441	1,554	40,567	38,953
Bank	18,068	1,739	12,954	32,761	32,803
Residential mortgages	369,704	70,061	-	439,765	432,153
Australian credit cards	9,950	9,999	-	19,949	19,645
Other retail	10,368	1,780	-	12,148	11,818
Small business	12,786	3,998	-	16,784	16,711
Specialised lending	41,827	11,027	-	52,854	51,763
Securitisation[2]	14,633	7,902	167	22,702	22,772
Standardised	16,184	1,347	-	17,531	14,889
Total	619,687	174,087	24,988	818,762	804,975

1      Average is based on exposures as at 31 March 2015, 31 December 2014 and 30 September 2014.

2      EAD associated with securitisations is for the banking book only.

3      Average is based on exposures as at 30 September 2014, 30 June 2014, 31 March 2014, 31 December 2013 and 30 September 2013.

4      Average is based on exposures as at 31 March 2014, 31 December 2013 and 30 September 2013.

26 | Westpac Group March 2015 Pillar 3 report

Pillar 3 report
Credit risk exposures

Exposure at Default by measurement method

31 March 2015	IRB	Standardised	Total Exposure
$m	Approach	Approach	at Default
Corporate	134,554	6,056	140,610
Business lending	48,516	1,295	49,811
Sovereign	52,961	1,179	54,140
Bank	27,868	135	28,003
Residential mortgages	471,495	5,651	477,146
Australian credit cards	20,728	-	20,728
Other retail	14,379	6,223	20,602
Small business	19,345	-	19,345
Specialised lending	61,793	348	62,141
Securitisation	23,878	-	23,878
Total	875,517	20,887	896,404

30 September 2014	IRB	Standardised	Total Exposure
$m	Approach	Approach	at Default
Corporate	120,132	4,750	124,882
Business lending	48,476	1,209	49,685
Sovereign	51,746	851	52,597
Bank	32,565	121	32,686
Residential mortgages	455,481	4,964	460,445
Australian credit cards	20,383	-	20,383
Other retail	12,418	6,222	18,640
Small business	16,689	-	16,689
Specialised lending	59,188	313	59,501
Securitisation	22,109	-	22,109
Total	839,187	18,430	857,617

31 March 2014	IRB	Standardised	Total Exposure
$m	Approach	Approach	at Default
Corporate	113,971	4,760	118,731
Business lending	49,730	1,100	50,830
Sovereign	40,567	810	41,377
Bank	32,761	115	32,876
Residential mortgages	439,765	4,362	444,127
Australian credit cards	19,949	-	19,949
Other retail	12,148	6,155	18,303
Small business	16,784	-	16,784
Specialised lending	52,854	229	53,083
Securitisation	22,702	-	22,702
Total	801,231	17,531	818,762

Westpac Group March 2015 Pillar 3 report | 27

Pillar 3 report Credit risk exposures

Exposure at Default by industry classification

31 March 2015 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	2,066	8,654	3,144	19,867	136	23,825	9,701	10,147	8,914	8,364	16,741	10,325	11,588	-	1,082	134,554
Business lending	5,911	6,802	3,479	2,510	1	4,341	740	140	5,630	5,351	9,272	2,621	387	-	1,331	48,516
Sovereign	-	2	-	13,631	38,560	54	124	-	4	449	38	51	48	-	-	52,961
Bank	-	-	59	27,439	65	72	-	4	4	78	14	2	-	-	131	27,868
Residential mortgages[4]	-	-	-	-	-	-	-	-	-	-	-	-	-	471,495	-	471,495
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	20,728	-	20,728
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	14,379	-	14,379
Small business[4]	601	1,864	2,586	1,364	125	1,070	195	1,524	2,602	1,901	2,729	1,526	210	-	1,048	19,345
Specialised lending	235	-	213	364	200	30	1,335	52,870	107	1,900	12	2,888	1,437	-	202	61,793
Securitisation	-	-	-	22,886	-	400	-	17	415	140	-	-	20	-	-	23,878
Standardised	154	23	228	3,999	1,170	269	60	513	313	1,546	1,218	322	55	8,412	2,605	20,887
Total	8,967	17,345	9,709	92,060	40,257	30,061	12,155	65,215	17,989	19,729	30,024	17,735	13,745	515,014	6,399	896,404

1    Includes education, health & community services, cultural & recreational services and personal & other services.

2    Includes wholesale trade and retail trade.

3    Includes electricity, gas & water, and communication services.

4    All business lending under $1m secured by residential property has been moved to the small business category ($2.0 billion of EAD and $0.6 billion of RWA as at 31 March 2015). For prior periods, business lending secured by residential property was recorded under residential mortgages. All residential mortgage exposures which are not business lending are now reported under the retail lending industry classification to align with our treatment of other consumer exposures such as credit cards and personal loans.

28 | Westpac Group March 2015 Pillar 3 report

Pillar 3 report Credit risk exposures

30 September 2014 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	2,320	7,480	2,879	20,178	88	20,840	6,697	9,210	8,085	7,303	15,736	8,047	10,290	-	979	120,132
Business lending	5,676	6,790	3,513	2,515	1	4,350	766	197	5,774	5,372	9,469	2,537	462	-	1,054	48,476
Sovereign	-	3	-	24,666	25,048	813	83	-	5	613	73	91	351	-	-	51,746
Bank	-	-	6	32,224	-	34	49	11	14	74	11	3	-	-	139	32,565
Residential mortgages	992	1,266	2,751	3,480	45	1,323	140	11,347	6,015	4,870	3,780	653	214	418,605	-	455,481
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	20,383	-	20,383
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	12,418	-	12,418
Small business	491	1,729	2,216	1,144	132	904	187	1,234	2,239	1,674	2,210	1,417	180	-	932	16,689
Specialised lending	183	-	628	444	242	29	1,326	50,451	112	1,071	29	3,122	1,389	-	162	59,188
Securitisation	-	-	-	20,933	-	610	-	16	410	140	-	-	-	-	-	22,109
Standardised	179	17	579	1,939	881	533	168	469	875	1,699	1,534	564	72	8,274	647	18,430
Total	9,841	17,285	12,572	107,523	26,437	29,436	9,416	72,935	23,529	22,816	32,842	16,434	12,958	459,680	3,913	857,617

1           Includes education, health & community services, cultural & recreational services and personal & other services.

2           Includes wholesale trade and retail trade.

3           Includes electricity, gas & water, and communication services.

Westpac Group March 2015 Pillar 3 report | 29

Pillar 3 report Credit risk exposures

31 March 2014 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	1,977	7,690	2,868	15,963	112	20,197	7,209	9,215	7,597	7,189	14,178	8,697	10,164	-	915	113,971
Business lending	5,846	6,613	3,491	2,618	1	4,448	765	119	5,804	5,601	10,201	2,720	375	-	1,128	49,730
Sovereign	-	2	-	14,216	24,389	642	54	-	4	703	76	95	386	-	-	40,567
Bank	-	-	10	32,507	-	40	-	1	16	64	15	6	-	-	102	32,761
Residential mortgages	1,003	1,298	2,802	3,542	47	1,376	141	11,152	6,052	4,897	3,847	666	228	402,714	-	439,765
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	19,949	-	19,949
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	12,148	-	12,148
Small business	496	1,768	2,170	1,065	129	917	187	1,181	2,187	1,649	2,239	1,445	174	-	1,177	16,784
Specialised lending	241	-	624	546	-	32	1,169	45,987	118	1,039	32	1,270	1,639	-	157	52,854
Securitisation	-	-	-	21,555	-	605	-	16	386	140	-	-	-	-	-	22,702
Standardised	178	59	521	1,644	844	596	189	362	850	1,123	1,934	513	69	8,122	527	17,531
Total	9,741	17,430	12,486	93,656	25,522	28,853	9,714	68,033	23,014	22,405	32,522	15,412	13,035	442,933	4,006	818,762

1      Includes education, health & community services, cultural & recreational services and personal & other services.

2      Includes wholesale trade and retail trade.

3      Includes electricity, gas & water, and communication services.

30 | Westpac Group March 2015 Pillar 3 report

Pillar 3 report

Credit risk exposures

Exposure at Default by geography1

31 March 2015							Total Exposure
$m	Australia	New Zealand	Americas	Asia	Europe	Pacific	at Default
Corporate	93,488	19,995	4,905	13,244	2,922	-	134,554
Business lending	44,513	4,003	-	-	-	-	48,516
Sovereign	43,482	4,803	4,531	145	-	-	52,961
Bank	22,676	856	37	4,290	9	-	27,868
Residential mortgages	425,202	45,813	-	480	-	-	471,495
Australian credit cards	20,728	-	-	-	-	-	20,728
Other retail	10,814	3,565	-	-	-	-	14,379
Small business	16,909	2,436	-	-	-	-	19,345
Specialised lending	55,455	6,338	-	-	-	-	61,793
Securitisation	21,700	2,178	-	-	-	-	23,878
Standardised	16,561	-	-	823	-	3,503	20,887
Total	771,528	89,987	9,473	18,982	2,931	3,503	896,404

30 September 2014							Total Exposure
$m	Australia	New Zealand	Americas	Asia	Europe	Pacific	at Default
Corporate	86,725	17,250	3,796	9,461	2,900	-	120,132
Business lending	44,646	3,830	-	-	-	-	48,476
Sovereign	29,997	4,746	16,139	864	-	-	51,746
Bank	26,428	1,017	133	4,975	12	-	32,565
Residential mortgages	414,359	40,632	-	490	-	-	455,481
Australian credit cards	20,383	-	-	-	-	-	20,383
Other retail	9,160	3,258	-	-	-	-	12,418
Small business	14,479	2,210	-	-	-	-	16,689
Specialised lending	53,960	5,228	-	-	-	-	59,188
Securitisation	20,481	1,628	-	-	-	-	22,109
Standardised	14,651	-	-	727	-	3,052	18,430
Total	735,269	79,799	20,068	16,517	2,912	3,052	857,617

31 March 2014							Total Exposure
$m	Australia	New Zealand	Americas	Asia	Europe	Pacific	at Default
Corporate	80,053	18,151	3,716	9,366	2,685	-	113,971
Business lending	45,728	4,002	-	-	-	-	49,730
Sovereign	28,354	4,982	6,009	1,222	-	-	40,567
Bank	29,431	1,829	102	1,356	43	-	32,761
Residential mortgages	397,830	41,426	-	509	-	-	439,765
Australian credit cards	19,949	-	-	-	-	-	19,949
Other retail	8,862	3,286	-	-	-	-	12,148
Small business	14,468	2,316	-	-	-	-	16,784
Specialised lending	47,950	4,880	-	-	24	-	52,854
Securitisation	21,253	1,449	-	-	-	-	22,702
Standardised	14,120	-	-	711	-	2,700	17,531
Total	707,998	82,321	9,827	13,164	2,752	2,700	818,762

1  Geographic segmentation of exposures is based on the location of the office in which these items were booked.

Westpac Group March 2015 Pillar 3 report | 31

Pillar 3 report

Credit risk exposures

Exposure at Default by residual contractual maturity

31 March 2015						Total Exposure
$m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	at Default
Corporate	14,568	28,607	53,475	30,101	7,803	134,554
Business lending	3,192	10,469	23,231	6,612	5,012	48,516
Sovereign	614	14,079	13,802	10,502	13,964	52,961
Bank	4,350	5,955	10,628	5,523	1,412	27,868
Residential mortgages	34,781	6,712	31,022	12,343	386,637	471,495
Australian credit cards	20,728	-	-	-	-	20,728
Other retail	3,271	240	5,130	3,540	2,198	14,379
Small business	2,552	1,461	5,735	4,755	4,842	19,345
Specialised lending	613	16,608	28,506	11,053	5,013	61,793
Securitisation	69	6,108	4,916	2,713	10,072	23,878
Standardised	1,455	684	8,563	3,526	6,659	20,887
Total	86,193	90,923	185,008	90,668	443,612	896,404

30 September 2014						Total Exposure
$m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	at Default
Corporate	12,646	23,744	53,081	24,770	5,891	120,132
Business lending	3,171	10,788	22,760	6,395	5,362	48,476
Sovereign	1,086	24,973	6,870	6,755	12,062	51,746
Bank	3,481	5,266	19,007	4,169	642	32,565
Residential mortgages	33,677	6,973	32,844	11,263	370,724	455,481
Australian credit cards	20,383	-	-	-	-	20,383
Other retail	3,030	216	3,699	3,413	2,060	12,418
Small business	2,090	1,442	5,360	4,416	3,381	16,689
Specialised lending	569	16,292	27,408	9,864	5,055	59,188
Securitisation	147	7,323	4,251	3,201	7,187	22,109
Standardised	1,467	595	6,332	3,578	6,458	18,430
Total	81,747	97,612	181,612	77,824	418,822	857,617

31 March 2014						Total Exposure
$m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	at Default
Corporate	8,210	26,935	51,742	21,557	5,527	113,971
Business lending	3,346	11,323	22,679	6,584	5,798	49,730
Sovereign	934	14,533	6,674	5,324	13,102	40,567
Bank	1,547	7,478	19,715	3,912	109	32,761
Residential mortgages	32,118	7,265	34,823	10,421	355,138	439,765
Australian credit cards	19,949	-	-	-	-	19,949
Other retail	3,046	198	3,559	3,375	1,970	12,148
Small business	2,155	1,447	5,598	4,276	3,308	16,784
Specialised lending	551	15,505	24,993	7,283	4,522	52,854
Securitisation	157	8,196	4,380	2,727	7,242	22,702
Standardised	1,509	610	5,824	3,437	6,151	17,531
Total	73,522	93,490	179,987	68,896	402,867	818,762

32 | Westpac Group March 2015 Pillar 3 report

Pillar 3 report

Credit risk exposures

Impaired and past due loans

The following tables disclose the crystallisation of credit risk as impairment and loss. Analysis of exposures 90 days past due not impaired, impaired loans, related provisions and actual losses is broken down by concentrations reflecting Westpac’s asset categories, industry and geography.

Impaired and past due loans by portfolio

	Items		Specific	Specific	Actual
31 March 2015	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	6 months ended
Corporate	116	513	214	42%	35
Business lending	310	427	231	54%	53
Sovereign	-	-	-	-	-
Bank	37	5	7	140%	-
Residential mortgages	1,683	258	93	36%	45
Australian credit cards	-	104	71	68%	129
Other retail	-	157	101	64%	95
Small business	115	101	45	45%	31
Specialised lending	118	484	209	43%	49
Securitisation	-	3	-	-	-
Standardised	22	96	56	58%	34
Total	2,401	2,148	1,027	48%	471

	Items		Specific	Specific	Actual
30 September 2014	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	12 months ended
Corporate	81	504	251	50%	171
Business lending	249	467	215	46%	234
Sovereign	-	-	-	-	-
Bank	-	5	5	100%	-
Residential mortgages	1,607	238	94	39%	121
Australian credit cards	-	78	58	74%	288
Other retail	2	129	83	64%	190
Small business	87	94	42	45%	72
Specialised lending	181	738	255	35%	174
Securitisation	-	3	-	-	-
Standardised	34	84	44	52%	52
Total	2,241	2,340	1,047	45%	1,302

	Items		Specific	Specific	Actual
31 March 2014	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	6 months ended
Corporate	86	591	294	50%	111
Business lending	395	613	330	54%	119
Sovereign	-	-	-	-	-
Bank	-	4	4	100%	-
Residential mortgages	1,615	301	116	39%	58
Australian credit cards	-	93	64	69%	136
Other retail	1	145	91	63%	87
Small business	85	100	46	46%	14
Specialised lending	213	916	335	37%	60
Securitisation	-	-	-	-	-
Standardised	17	130	63	48%	12
Total	2,412	2,893	1,343	46%	597

Westpac Group March 2015 Pillar 3 report | 33

Pillar 3 report

Credit risk exposures

Impaired and past due loans by industry classification

	Items		Specific	Specific	Actual
31 March 2015	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	6 months ended
Accommodation, cafes & restaurants	28	103	56	54%	11
Agriculture, forestry & fishing	117	122	51	42%	13
Construction	100	58	38	66%	20
Finance & insurance	74	48	21	44%	19
Government administration & defence	-	-	-	-	-
Manufacturing	43	292	86	29%	8
Mining	15	113	65	58%	3
Property, Property services & business services	238	703	357	51%	58
Services[1]	41	39	23	59%	9
Trade[2]	102	102	64	63%	26
Transport & storage	56	33	32	97%	14
Utilities[3]	7	1	1	100%	1
Retail lending	1,570	485	229	47%	286
Other	10	49	4	8%	3
Total	2,401	2,148	1,027	48%	471

	Items		Specific	Specific	Actual
30 September 2014	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	12 months ended
Accommodation, cafes & restaurants	43	111	60	54%	31
Agriculture, forestry & fishing	65	137	56	41%	70
Construction	54	265	65	25%	40
Finance & insurance	31	111	45	41%	28
Government administration & defence	-	-	-	-	-
Manufacturing	39	185	72	39%	84
Mining	10	111	53	48%	14
Property, Property services & business services	274	726	337	46%	265
Services[1]	46	53	35	66%	62
Trade[2]	117	147	80	54%	62
Transport & storage	22	36	23	64%	45
Utilities[3]	8	11	9	82%	1
Retail lending	1,521	403	208	52%	588
Other	11	44	4	9%	12
Total	2,241	2,340	1,047	45%	1,302

	Items		Specific	Specific	Actual
31 March 2014	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	6 months ended
Accommodation, cafes & restaurants	48	130	66	51%	12
Agriculture, forestry & fishing	125	168	79	47%	39
Construction	64	310	74	24%	32
Finance & insurance	24	130	62	48%	18
Government administration & defence	-	-	-	-	-
Manufacturing	38	192	111	58%	10
Mining	22	100	38	38%	13
Property, Property services & business services	317	942	450	48%	111
Services[1]	50	96	60	63%	43
Trade[2]	140	232	129	56%	10
Transport & storage	36	42	25	60%	30
Utilities[3]	4	2	2	100%	-
Retail lending	1,519	498	239	48%	274
Other	25	51	8	16%	5
Total	2,412	2,893	1,343	46%	597

1      Includes education, health & community services, cultural & recreational services and personal & other services.

2      Includes wholesale trade and retail trade.

3      Includes electricity, gas & water, and communication services.

34 | Westpac Group March 2015 Pillar 3 report

Pillar 3 report
Credit risk exposures

Impaired and past due loans by geography[1]

	Items		Specific	Specific	Actual
31 March 2015	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	6 months ended
Australia	2,203	1,579	825	52%	433
New Zealand	176	518	171	33%	24
Americas	-	-	-	-	-
Asia	-	3	-	-	2
Europe	-	-	-	-	11
Pacific	22	48	31	65%	1
Total	2,401	2,148	1,027	48%	471

	Items		Specific	Specific	Actual
30 September 2014	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	12 months ended
Australia	2,134	1,818	852	47%	1,115
New Zealand	85	410	139	34%	156
Americas	-	-	-	-	-
Asia	2	3	2	67%	-
Europe	-	53	20	38%	17
Pacific	20	56	34	61%	14
Total	2,241	2,340	1,047	45%	1,302

	Items		Specific	Specific	Actual
31 March 2014	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	6 months ended
Australia	2,294	2,330	1,117	48%	478
New Zealand	100	393	141	36%	101
Americas	-	-	-	-	-
Asia	1	6	2	33%	-
Europe	-	79	30	38%	15
Pacific	17	85	53	62%	3
Total	2,412	2,893	1,343	46%	597

1      Geographic segmentation of exposures is based on the location of the office in which these items were booked.

Westpac Group March 2015 Pillar 3 report | 35

Pillar 3 report
Credit risk exposures

Movement in provisions for impairment

	For the	For the	For the
	6 months ended	6 months ended	6 months ended
	31 March	30 September	31 March
$m	2015	2014	2014
Collectively assessed provisions
Balance at beginning of the period	2,614	2,652	2,585
Provisions raised	266	221	284
Write-offs	(330)	(371)	(331)
Interest adjustment	98	98	91
Exchange rate and other adjustments	51	14	23
Closing balance	2,699	2,614	2,652

Individually assessed provisions
Balance at beginning of the period	867	1,139	1,364
Provisions raised	293	335	349
Write-backs	(155)	(189)	(244)
Write-offs	(204)	(392)	(314)
Interest adjustment	(12)	(11)	(23)
Exchange rate and other adjustments	17	(15)	7
Closing balance	806	867	1,139

Total provisions for impairment losses on loans and credit commitments	3,505	3,481	3,791
General reserve for credit losses adjustment	107	133	92
Total provisions plus general reserve for credit losses	3,612	3,614	3,883

36 | Westpac Group March 2015 Pillar 3 report

Pillar 3 report
Credit risk exposures

Portfolios subject to the standardised approach

This table presents exposures subject to the standardised approach.

As at 31 March 2015, exposures subject to the standardised approach and categorised by risk weight are primarily Westpac Pacific, the Lloyds asset finance portfolios, Asian retail exposures, the margin lending portfolio, self-managed superannuation fund and reverse mortgages portfolios and some other small portfolios. Mark-to-market related credit risk and qualifying central clearing counterparties exposure1 is also included in the standardised approach.

31 March 2015	Total Exposure	Risk Weighted
Risk Weight %	at Default $m	Assets $m
0%	279	-
2%	1,692	34
20%	1,548	310
35%	1,102	386
50%	2,536	1,268
75%	1,810	1,358
100%	11,844	11,844
150%	19	28
Default fund contributions[1]	57	288
Mark-to-market related credit risk	-	10,840
Total	20,887	26,356

30 September 2014	Total Exposure	Risk Weighted
Risk Weight %	at Default $m	Assets $m
0%	245	-
2%	72	1
20%	1,554	311
35%	1,008	353
50%	2,266	1,133
75%	1,385	1,040
100%	11,880	11,880
150%	20	29
Mark-to-market related credit risk	-	8,905
Total	18,430	23,652

31 March 2014	Total Exposure	Risk Weighted
Risk Weight %	at Default $m	Assets $m
0%	235	-
2%	27	1
20%	1,595	319
35%	953	334
50%	2,009	1,004
75%	1,282	961
100%	11,403	11,403
150%	27	40
Mark-to-market related credit risk	-	7,257
Total	17,531	21,319

1    Portfolios subject to the standardised approach now include exposures to qualifying central clearing counterparties used to clear derivative transactions. Derivative counterparty exposure and initial margin are risk weighted at 2%. Default fund contributions to qualifying central clearing counterparties are shown separately and are subject to higher risk weights.

Westpac Group March 2015 Pillar 3 report | 37

Pillar 3 report
Credit risk exposures

Portfolios subject to supervisory risk-weights in the IRB approach

Exposures subject to supervisory risk-weights in the IRB approach include assets categorised as specialised lending, where a regulatory capital ‘slotting’ approach applies.

Westpac currently has property finance and project finance credit risk exposures categorised as specialised lending. The ‘Credit Risk Management’ section of this report describes the mapping of Westpac risk grades to both external rating equivalents and regulatory capital ‘slots’.

Property finance

31 March 2015		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	16,086	64	11,260
Good	90%	27,970	224	25,173
Satisfactory	115%	8,148	228	9,370
Weak	250%	437	35	1,093
Default	NA	792	434	-
Total		53,433	985	46,896

30 September 2014		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	10,852	43	7,596
Good	90%	28,048	224	25,243
Satisfactory	115%	10,719	300	12,327
Weak	250%	649	52	1,623
Default	NA	905	453	-
Total		51,173	1,072	46,789

31 March 2014		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	8,881	36	6,217
Good	90%	25,036	200	22,531
Satisfactory	115%	11,123	311	12,792
Weak	250%	711	57	1,777
Default	NA	1,156	579	-
Total		46,907	1,183	43,317

38 | Westpac Group March 2015 Pillar 3 report

Pillar 3 report
Credit risk exposures

Project finance

31 March 2015		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	5,402	22	3,781
Good	90%	2,396	19	2,156
Satisfactory	115%	361	10	415
Weak	250%	197	16	493
Default	NA	4	2	-
Total		8,360	69	6,845

30 September 2014		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	5,266	21	3,687
Good	90%	2,121	17	1,909
Satisfactory	115%	223	6	256
Weak	250%	208	17	521
Default	NA	197	99	-
Total		8,015	160	6,373

31 March 2014		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	4,120	16	2,884
Good	90%	1,135	9	1,021
Satisfactory	115%	264	7	304
Weak	250%	208	17	521
Default	NA	220	111	-
Total		5,947	160	4,730

Westpac Group March 2015 Pillar 3 report | 39

Pillar 3 report

Credit risk exposures

Portfolios subject to IRB approaches

Westpac has classified its transaction-managed exposures by the external credit rating to which the internally assigned credit risk grade aligns, as outlined in the ‘Credit Risk Management’ section of this report. Westpac’s internal rating system consists of more risk grades than does the range of external grades, and as a result, PD will vary from portfolio to portfolio for the same external grade. Westpac’s program-managed exposures are classified by PD band. The average PD within a band likewise varies from portfolio to portfolio.

For non-defaulted exposures, regulatory expected loss is defined as the product of PD, LGD and EAD. For defaulted exposures, regulatory expected loss is based upon best estimates of loss. Expected loss is calculated at the facility level and then aggregated. However, multiplying the aggregates of the PD, LGD and EAD, as reported in the tables below (e.g. $133,847m x 0.84% x 45%), does not always equal the aggregate regulatory expected loss ($504m) because the product of two averages does not equal the average of a product.

Corporate portfolio by external credit rating

							Risk	Average
31 March 2015		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	409	16	426	0.01%	23%	-	46	11%
AA	3,366	2,726	6,137	0.03%	37%	1	803	13%
A	17,186	11,858	29,143	0.07%	48%	11	8,161	28%
BBB	34,796	23,703	58,495	0.22%	48%	62	28,529	49%
BB	24,756	11,907	36,582	1.29%	41%	187	32,305	88%
B	676	301	976	3.70%	40%	15	1,296	133%
Other	1,553	537	2,088	22.45%	47%	228	5,155	247%
Subtotal	82,742	51,048	133,847	0.84%	45%	504	76,295	57%
Default	594	32	707	NA	49%	297	1,221	173%
Total	83,336	51,080	134,554	1.36%	45%	801	77,516	58%

							Risk	Average
30 September 2014		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	353	1	354	0.01%	23%	-	34	10%
AA	3,126	1,652	4,816	0.03%	38%	1	720	15%
A	16,718	11,215	27,946	0.07%	49%	10	8,059	29%
BBB	29,833	19,672	49,486	0.22%	48%	51	24,177	49%
BB	23,060	10,543	33,578	1.27%	41%	173	29,970	89%
B	804	135	939	3.70%	37%	13	1,066	114%
Other	1,705	605	2,310	21.47%	43%	227	5,248	227%
Subtotal	75,599	43,823	119,429	0.91%	46%	475	69,274	58%
Default	556	36	703	NA	53%	352	925	132%
Total	76,155	43,859	120,132	1.49%	46%	827	70,199	58%

							Risk	Average
31 March 2014		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	327	64	391	0.01%	22%	-	34	9%
AA	1,933	1,391	3,324	0.03%	44%	-	494	15%
A	12,551	10,250	22,800	0.07%	51%	9	6,543	29%
BBB	29,273	20,437	49,717	0.21%	47%	51	23,759	48%
BB	23,260	10,211	33,554	1.32%	41%	180	29,917	89%
B	778	198	977	3.70%	41%	15	1,214	124%
Other	1,875	542	2,419	22.87%	43%	252	5,465	226%
Subtotal	69,997	43,093	113,182	1.02%	46%	507	67,426	60%
Default	632	55	789	NA	55%	390	1,114	141%
Total	70,629	43,148	113,971	1.70%	46%	897	68,540	60%

1      Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

2      Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

40 | Westpac Group March 2015 Pillar 3 report

Pillar 3 report

Credit risk exposures

Business lending portfolio by external credit rating

							Risk	Average
31 March 2015		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	-	-	-	-	-	-	-	-
AA	1	54	55	0.02%	60%	-	6	11%
A	216	88	303	0.09%	49%	-	77	25%
BBB	1,644	724	2,360	0.22%	27%	1	591	25%
BB	31,740	9,035	40,637	1.62%	31%	211	25,071	62%
B	1,999	266	2,264	3.70%	32%	27	1,786	79%
Other	1,900	201	2,097	23.71%	37%	185	3,469	165%
Subtotal	37,500	10,368	47,716	2.61%	31%	424	31,000	65%
Default	725	24	800	NA	44%	321	1,352	169%
Total	38,225	10,392	48,516	4.21%	31%	745	32,352	67%

							Risk	Average
30 September 2014		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	-	-	-	-	-	-	-	-
AA	1	49	49	0.02%	60%	-	5	10%
A	203	61	264	0.09%	47%	-	74	28%
BBB	1,740	694	2,428	0.22%	28%	2	636	26%
BB	32,017	8,333	40,249	1.62%	31%	210	25,007	62%
B	1,963	249	2,211	3.70%	32%	27	1,777	80%
Other	2,295	203	2,492	24.11%	37%	231	4,185	168%
Subtotal	38,219	9,589	47,693	2.81%	31%	470	31,684	66%
Default	688	31	783	NA	44%	298	1,441	184%
Total	38,907	9,620	48,476	4.38%	32%	768	33,125	68%

							Risk	Average
31 March 2014		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	-	-	-	-	-	-	-	-
AA	1	51	52	0.02%	60%	-	5	9%
A	211	63	273	0.09%	46%	-	75	28%
BBB	1,868	821	2,675	0.23%	28%	2	710	27%
BB	32,502	8,829	41,173	1.60%	31%	211	25,199	61%
B	1,926	233	2,157	3.70%	33%	28	1,794	83%
Other	2,121	209	2,328	23.83%	37%	215	3,904	168%
Subtotal	38,629	10,206	48,658	2.67%	31%	456	31,687	65%
Default	971	39	1,072	NA	43%	419	1,759	164%
Total	39,600	10,245	49,730	4.77%	32%	875	33,446	67%

1      Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

2      Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac Group March 2015 Pillar 3 report | 41

Pillar 3 report

Credit risk exposures

Sovereign portfolio by external credit rating

							Risk	Average
31 March 2015		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	17,175	331	18,632	0.01%	5%	-	214	1%
AA	29,238	1,090	32,294	0.02%	8%	-	676	2%
A	839	480	1,358	0.05%	20%	-	138	10%
BBB	612	6	618	0.30%	30%	2	210	34%
BB	43	16	59	1.89%	45%	-	72	122%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	47,907	1,923	52,961	0.02%	8%	2	1,310	2%
Default	-	-	-	NA	-	-	-	-
Total	47,907	1,923	52,961	0.02%	8%	2	1,310	2%

							Risk	Average
30 September 2014		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	13,177	293	14,823	0.01%	5%	-	175	1%
AA	31,609	1,703	34,136	0.02%	8%	-	568	2%
A	830	514	1,379	0.05%	19%	-	122	9%
BBB	878	500	1,378	0.31%	47%	3	741	54%
BB	13	17	30	2.18%	33%	-	21	70%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	46,507	3,027	51,746	0.03%	8%	3	1,627	3%
Default	-	-	-	NA	-	-	-	-
Total	46,507	3,027	51,746	0.03%	8%	3	1,627	3%

							Risk	Average
31 March 2014		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	13,828	839	15,359	0.01%	5%	-	171	1%
AA	19,692	1,737	22,388	0.02%	7%	-	431	2%
A	1,087	639	1,726	0.06%	22%	-	169	10%
BBB	938	76	1,014	0.32%	49%	3	566	56%
BB	47	33	80	1.50%	34%	-	50	62%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	35,592	3,324	40,567	0.03%	8%	3	1,387	3%
Default	-	-	-	NA	-	-	-	-
Total	35,592	3,324	40,567	0.03%	8%	3	1,387	3%

1      Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

2      Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

42 | Westpac Group March 2015 Pillar 3 report

Pillar 3 report

Credit risk exposures

Bank portfolio by external credit rating

							Risk	Average
31 March 2015		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	1,060	-	1,060	0.01%	11%	-	39	4%
AA	10,202	25	10,525	0.03%	56%	2	2,727	26%
A	13,259	291	13,746	0.07%	48%	5	3,979	29%
BBB	2,172	172	2,344	0.23%	39%	2	955	41%
BB	150	-	150	0.58%	23%	-	55	37%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	26,843	488	27,825	0.07%	49%	9	7,755	28%
Default	43	-	43	NA	28%	5	87	202%
Total	26,886	488	27,868	0.22%	49%	14	7,842	28%

							Risk	Average
30 September 2014		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	627	-	627	0.01%	12%	-	26	4%
AA	12,859	26	13,410	0.03%	52%	2	3,340	25%
A	16,128	212	16,357	0.07%	45%	5	4,424	27%
BBB	1,725	141	1,866	0.22%	41%	2	750	40%
BB	267	-	267	0.59%	21%	-	91	34%
B	-	-	-	-	-	-	-	-
Other	33	-	33	40.01%	60%	8	114	345%
Subtotal	31,639	379	32,560	0.11%	47%	17	8,745	27%
Default	5	-	5	NA	100%	5	-	-
Total	31,644	379	32,565	0.12%	47%	22	8,745	27%

							Risk	Average
31 March 2014		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	1,179	-	1,179	0.01%	10%	-	48	4%
AA	12,530	22	12,551	0.03%	56%	2	3,076	25%
A	16,288	301	16,588	0.07%	49%	6	4,702	28%
BBB	1,759	14	1,773	0.26%	32%	1	587	33%
BB	665	-	665	0.64%	21%	1	224	34%
B	-	-	-	-	-	-	-	-
Other	-	-	1	11.85%	60%	-	1	266%
Subtotal	32,421	337	32,757	0.07%	49%	10	8,638	26%
Default	4	-	4	NA	100%	5	-	-
Total	32,425	337	32,761	0.09%	49%	15	8,638	26%

1      Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

2      Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac Group March 2015 Pillar 3 report | 43

Pillar 3 report Credit risk exposures

Residential mortgages portfolio by PD band

31 March 2015 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	132,927	34,628	167,613	0.04%	20%	13	3,990	2%
0.10 to 0.25	58,054	7,627	65,369	0.17%	20%	22	4,875	7%
0.25 to 1.0	133,340	29,877	162,371	0.48%	20%	159	25,063	15%
1.0 to 2.5	51,599	3,506	54,642	1.43%	20%	160	18,524	34%
2.5 to 10.0	13,117	432	13,513	5.35%	20%	148	9,667	72%
10.0 to 99.99	5,900	39	5,947	22.58%	20%	268	6,899	116%
Subtotal	394,937	76,109	469,455	0.81%	20%	770	69,018	15%
Default	2,035	13	2,040	NA	20%	146	4,319	212%
Total	396,972	76,122	471,495	1.24%	20%	916	73,337	16%

30 September 2014 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	195,607	38,453	234,197	0.07%	20%	33	8,919	4%
0.10 to 0.25	20,167	10,638	30,506	0.18%	20%	11	2,485	8%
0.25 to 1.0	113,862	21,946	135,138	0.46%	20%	126	20,960	16%
1.0 to 2.5	33,941	2,875	36,410	1.49%	21%	112	12,782	35%
2.5 to 10.0	11,978	407	12,364	4.78%	20%	121	8,372	68%
10.0 to 99.99	4,824	21	4,851	29.07%	20%	277	5,219	108%
Subtotal	380,379	74,340	453,466	0.75%	20%	680	58,737	13%
Default	2,008	14	2,015	NA	20%	131	4,334	215%
Total	382,387	74,354	455,481	1.19%	20%	811	63,071	14%

31 March 2014 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	186,935	37,112	224,191	0.07%	20%	31	8,527	4%
0.10 to 0.25	18,417	9,424	27,533	0.18%	20%	10	2,260	8%
0.25 to 1.0	109,763	21,361	130,463	0.45%	20%	121	20,175	15%
1.0 to 2.5	35,710	2,954	38,272	1.50%	21%	118	13,483	35%
2.5 to 10.0	11,966	416	12,357	4.70%	21%	119	8,302	67%
10.0 to 99.99	4,964	19	4,990	29.56%	20%	288	5,325	107%
Subtotal	367,755	71,286	437,806	0.78%	20%	687	58,072	13%
Default	1,947	20	1,959	NA	20%	150	4,107	210%
Total	369,702	71,306	439,765	1.22%	20%	837	62,179	14%

1      Outstandings are balances that were drawn down as at the reporting date.

2      Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

44 | Westpac Group March 2015 Pillar 3 report

Pillar 3 report Credit risk exposures

Australian credit cards portfolio by PD band

31 March 2015 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	2,222	11,500	7,542	0.08%	76%	5	318	4%
0.10 to 0.25	847	2,763	2,282	0.19%	75%	3	183	8%
0.25 to 1.0	2,656	2,573	4,167	0.64%	77%	21	910	22%
1.0 to 2.5	2,297	2,852	3,948	1.55%	76%	47	1,689	43%
2.5 to 10.0	1,397	708	1,934	4.42%	75%	64	1,697	88%
10.0 to 99.99	690	83	736	22.60%	75%	123	1,389	189%
Subtotal	10,109	20,479	20,609	1.70%	76%	263	6,186	30%
Default	118	15	119	NA	76%	73	246	207%
Total	10,227	20,494	20,728	2.26%	76%	336	6,432	31%

30 September 2014 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	2,158	11,296	7,383	0.08%	76%	5	313	4%
0.10 to 0.25	846	2,792	2,301	0.19%	75%	3	185	8%
0.25 to 1.0	2,751	2,741	4,378	0.64%	77%	22	964	22%
1.0 to 2.5	2,256	2,624	3,752	1.54%	77%	44	1,607	43%
2.5 to 10.0	1,330	630	1,808	4.41%	75%	60	1,586	88%
10.0 to 99.99	628	77	671	22.33%	75%	112	1,271	189%
Subtotal	9,969	20,160	20,293	1.61%	76%	246	5,926	29%
Default	90	10	90	NA	77%	58	143	159%
Total	10,059	20,170	20,383	2.04%	76%	304	6,069	30%

31 March 2014 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	2,098	11,166	7,324	0.09%	76%	5	311	4%
0.10 to 0.25	811	2,650	2,198	0.19%	75%	3	176	8%
0.25 to 1.0	2,766	2,687	4,384	0.65%	76%	22	964	22%
1.0 to 2.5	2,069	2,230	3,282	1.53%	77%	39	1,401	43%
2.5 to 10.0	1,403	687	1,911	4.43%	75%	64	1,686	88%
10.0 to 99.99	695	86	742	22.72%	75%	125	1,413	190%
Subtotal	9,842	19,506	19,841	1.73%	76%	258	5,951	30%
Default	108	12	108	NA	77%	65	237	219%
Total	9,950	19,518	19,949	2.26%	76%	323	6,188	31%

1      Outstandings are balances that were drawn down as at the reporting date.

2      Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac Group March 2015 Pillar 3 report | 45

Pillar 3 report Credit risk exposures

Other retail portfolio by PD band

31 March 2015 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	3	2	4	0.09%	76%	-	1	25%
0.10 to 0.25	198	700	684	0.15%	44%	-	111	16%
0.25 to 1.0	2,663	1,807	3,585	0.56%	68%	14	1,916	53%
1.0 to 2.5	5,162	803	5,749	1.67%	60%	59	4,461	78%
2.5 to 10.0	2,254	733	2,915	4.59%	74%	103	3,335	114%
10.0 to 99.99	879	395	1,274	24.02%	68%	227	1,949	153%
Subtotal	11,159	4,440	14,211	3.92%	65%	403	11,773	83%
Default	164	8	168	NA	68%	94	322	192%
Total	11,323	4,448	14,379	5.04%	65%	497	12,095	84%

30 September 2014 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	1	1	2	0.08%	76%	-	-	-
0.10 to 0.25	156	582	570	0.15%	44%	-	92	16%
0.25 to 1.0	1,583	1,531	2,264	0.54%	66%	8	1,153	51%
1.0 to 2.5	4,645	913	5,140	1.66%	59%	52	3,885	76%
2.5 to 10.0	2,768	721	2,918	5.13%	70%	106	3,220	110%
10.0 to 99.99	1,334	331	1,388	22.80%	67%	214	2,070	149%
Subtotal	10,487	4,079	12,282	4.60%	63%	380	10,420	85%
Default	134	7	136	NA	68%	76	233	171%
Total	10,621	4,086	12,418	5.64%	63%	456	10,653	86%

31 March 2014 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	2	2	3	0.08%	76%	-	1	17%
0.10 to 0.25	187	671	656	0.15%	44%	-	105	16%
0.25 to 1.0	1,615	1,697	2,402	0.54%	65%	9	1,217	51%
1.0 to 2.5	4,609	692	4,926	1.63%	60%	50	3,759	76%
2.5 to 10.0	2,534	685	2,688	5.18%	70%	98	2,959	110%
10.0 to 99.99	1,273	285	1,324	23.61%	67%	212	1,988	150%
Subtotal	10,220	4,032	11,999	4.55%	63%	369	10,029	84%
Default	147	7	149	NA	67%	83	236	158%
Total	10,367	4,039	12,148	5.72%	63%	452	10,265	85%

1      Outstandings are balances that were drawn down as at the reporting date.

2      Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

46 | Westpac Group March 2015 Pillar 3 report

Pillar 3 report Credit risk exposures

Small business portfolio by PD band

31 March 2015 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	279	561	787	0.07%	37%	-	50	6%
0.10 to 0.25	1,793	1,042	2,845	0.19%	25%	1	298	10%
0.25 to 1.0	5,176	1,400	6,633	0.57%	41%	15	2,164	33%
1.0 to 2.5	5,958	804	6,678	1.44%	35%	33	2,925	44%
2.5 to 10.0	1,302	108	1,411	5.34%	27%	21	818	58%
10.0 to 99.99	676	22	701	25.29%	31%	58	705	101%
Subtotal	15,184	3,937	19,055	2.06%	35%	128	6,960	37%
Default	251	8	290	NA	42%	95	654	226%
Total	15,435	3,945	19,345	3.53%	35%	223	7,614	39%

30 September 2014 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	544	654	1,152	0.08%	29%	-	65	6%
0.10 to 0.25	818	493	1,316	0.20%	26%	1	149	11%
0.25 to 1.0	5,394	1,301	6,752	0.60%	41%	16	2,208	33%
1.0 to 2.5	4,921	591	5,450	1.45%	37%	29	2,472	45%
2.5 to 10.0	1,214	96	1,311	5.57%	27%	20	566	43%
10.0 to 99.99	430	8	440	27.06%	34%	42	344	78%
Subtotal	13,321	3,143	16,421	1.92%	36%	108	5,804	35%
Default	213	7	268	NA	45%	105	507	189%
Total	13,534	3,150	16,689	3.50%	36%	213	6,311	38%

31 March 2014 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	291	555	796	0.07%	33%	-	47	6%
0.10 to 0.25	825	546	1,376	0.24%	26%	1	171	12%
0.25 to 1.0	4,652	1,311	6,025	0.60%	44%	15	2,130	35%
1.0 to 2.5	6,195	781	6,911	1.50%	33%	33	2,817	41%
2.5 to 10.0	812	89	902	5.58%	30%	16	433	48%
10.0 to 99.99	480	8	491	28.82%	34%	49	389	79%
Subtotal	13,255	3,290	16,501	2.03%	36%	114	5,987	36%
Default	229	8	283	NA	43%	105	521	184%
Total	13,484	3,298	16,784	3.69%	36%	219	6,508	39%

1      Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

2      Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac Group March 2015 Pillar 3 report | 47

Pillar 3 report

Credit risk exposures

Credit Quality

The improvement in quality of the portfolio seen over Full Year 2014 continued into First Half 2015, with a further reduction in stressed assets, the emergence of new problem facilities remaining low, and the additional resolution and work-out of impaired facilities. Impairment charges and actual losses are low, with provisioning levels being broadly maintained.

The institutional and commercial segments continue to perform well as customers remain cautious and protective of their balance sheets. The consumer portfolios also remain sound, with low interest rates and the strong property market combining with continuing cautious consumer behaviour to offset the modest pace of economic growth and rising unemployment, to contribute to the performance of the portfolio.

Actual losses

31 March 2015	Write-offs	Legal and	Write-offs from		Actual Losses for the
$m	direct	recovery costs	provisions[1]	Recoveries	6 months ended
Corporate	1	-	38	(4)	35
Business lending	25	5	30	(7)	53
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	12	-	34	(1)	45
Australian credit cards	137	-	-	(8)	129
Other retail	119	2	3	(29)	95
Small business	20	1	10	-	31
Specialised lending	2	4	50	(7)	49
Securitisation	-	-	-	-	-
Standardised	-	2	39	(7)	34
Total	316	14	204	(63)	471

30 September 2014	Write-offs	Legal and	Write-offs from		Actual Losses for the
$m	direct	recovery costs	provisions[1]	Recoveries	12 months ended
Corporate	2	-	184	(15)	171
Business lending	64	8	176	(14)	234
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	26	-	96	(1)	121
Australian credit cards	303	-	-	(15)	288
Other retail	226	4	-	(40)	190
Small business	50	3	30	(11)	72
Specialised lending	4	6	164	-	174
Securitisation	-	-	-	-	-
Standardised	4	2	56	(10)	52
Total	679	23	706	(106)	1,302

31 March 2014	Write-offs	Legal and	Write-offs from		Actual Losses for the
$m	direct	recovery costs	provisions[1]	Recoveries	6 months ended
Corporate	1	-	113	(3)	111
Business lending	48	4	75	(8)	119
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	11	-	47	-	58
Australian credit cards	144	-	-	(8)	136
Other retail	102	1	-	(16)	87
Small business	11	1	10	(8)	14
Specialised lending	2	4	54	-	60
Securitisation	-	-	-	-	-
Standardised	1	1	15	(5)	12
Total	320	11	314	(48)	597

1  Write-offs from individually assessed provisions.

48 | Westpac Group March 2015 Pillar 3 report

Pillar 3 report

Credit risk exposures

Regulatory loss estimates and actual losses

The table below compares regulatory credit risk estimates used in the calculation of risk weighted assets to the average of actual outcomes observed since the time of Advanced IRB accreditation for each portfolio.

Predicted parameters represent average internally predicted long-run probabilities of default for non-defaulted obligors at the start of each year, as well as downturn estimates of loss (or the regulatory minimum where required). They are averaged using data from the financial years beginning at the time of Advanced IRB accreditation (2008 for most portfolios) and compared to observed outcomes over the same period.1

Predicted parameters are updated annually and utilise observed outcomes from prior periods as a key input.

In order to appropriately include the most recent half-year period, its outcomes have been annualised.

Default rates

At the start of each year, a predicted default probability is assigned to all non-defaulted obligors. This is averaged over the portfolio and reported as the predicted default rate. This is compared to the actual default rate for the year. Both predicted and observed annual default rates are then averaged over the observation period.

Loss Given Default (LGD)

The LGD analysis excludes recent defaults in order to allow sufficient time for the full workout of the facility and hence an accurate LGD to be determined. The workout period varies by portfolio: a two year workout period is assumed for transaction-managed and residential mortgage lending; and a one year period for other program-managed portfolios.

Exposure at Default (EAD)

The EAD variance compares the observed EAD to the predicted EAD one year prior to default. For transaction-managed portfolios, predicted EAD is currently mandated to be 100% of committed exposures. The observed EAD is averaged for all obligors that defaulted over the observation period.

						Observed EAD
31 March 2015	Regulatory	Default rate		Loss Given Default		variance to
$m	Expected Loss[2]	Predicted	Observed	Predicted	Observed	Predicted[3]
Corporate	801	2.24%	1.09%	50%	39%	(27%)
Business lending	745	2.25%	1.55%	34%	19%	(11%)
Sovereign	2	0.23%	-	-	-	-
Bank	14	0.60%	0.24%	-	-	-
Residential mortgages	916	0.68%	0.59%	20%	6%	-
Australian credit cards	336	1.51%	1.50%	76%	60%	(3%)
Other retail	497	4.24%	2.75%	71%	56%	(4%)
Small business	223	2.52%	1.68%	33%	22%	(9%)
Specialised lending	1,054	NA	2.26%	NA	23%	(7%)
Securitisation	NA	NA	NA	NA	NA	NA
Standardised	NA	NA	NA	NA	NA	NA
Total	4,588

1          Predicted parameters are not available for specialised lending, securitisation or standardised exposures because risk weights for these portfolios do not rely on credit estimates and are shown as NA in the tables above.

2           Includes regulatory expected losses for defaulted and non-defaulted exposures.

3           A negative outcome indicates observed EAD was lower than predicted EAD, which can happen because exposures were managed down prior to default or off-balance sheet items or undrawn limits were not fully drawn prior to default.

Westpac Group March 2015 Pillar 3 report | 49

Pillar 3 report

Credit risk exposures

						Observed EAD
30 September 2014	Regulatory	Default rate		Loss Given Default		variance to
$m	Expected Loss[1]	Predicted	Observed	Predicted	Observed	Predicted[2]
Corporate	827	2.27%	1.19%	51%	39%	(28%)
Business lending	768	2.25%	1.59%	34%	21%	(12%)
Sovereign	3	0.24%	-	-	-	-
Bank	22	0.51%	-	-	-	-
Residential mortgages	811	0.67%	0.59%	20%	6%	-
Australian credit cards	304	1.51%	1.43%	76%	57%	(4%)
Other retail	456	4.42%	2.86%	70%	53%	(4%)
Small business	213	2.53%	1.67%	33%	21%	(9%)
Specialised lending	1,232	NA	2.51%	NA	27%	(7%)
Securitisation	NA	NA	NA	NA	NA	NA
Standardised	NA	NA	NA	NA	NA	NA
Total	4,636	NA	NA	NA	NA	NA

						Observed EAD
31 March 2014	Regulatory	Default rate		Loss Given Default		variance to
$m	Expected Loss[1]	Predicted	Observed	Predicted	Observed	Predicted[2]
Corporate	897	2.27%	1.17%	50%	46%	(28%)
Business lending	875	2.25%	1.61%	34%	20%	(11%)
Sovereign	3	0.24%	-	-	-	-
Bank	15	0.51%	-	-	-	-
Residential mortgages	837	0.67%	0.62%	20%	6%	-
Australian credit cards	323	1.55%	1.44%	76%	58%	(3%)
Other retail	452	4.74%	2.88%	71%	54%	(3%)
Small business	219	2.50%	1.67%	33%	21%	(8%)
Specialised lending	1,343	NA	2.57%	NA	29%	(7%)
Securitisation	NA	NA	NA	NA	NA	NA
Standardised	NA	NA	NA	NA	NA	NA
Total	4,964	NA	NA	NA	NA	NA

1           Includes regulatory expected losses for defaulted and non-defaulted exposures

2           A negative outcome indicates observed EAD was lower than predicted EAD, which can happen because exposures were managed down prior to default or off-balance sheet items or undrawn limits were not fully drawn prior to default.

50 | Westpac Group March 2015 Pillar 3 report

Pillar 3 report

Credit risk mitigation

This section describes the way in which Westpac reduces its credit risk by using financial collateral, guarantees or credit derivatives for Corporate, Sovereign and Bank asset classes.

Approach

Westpac recognises credit risk mitigation only when formal legal documentation is held that establishes Westpac’s direct, irrevocable and unconditional recourse to the collateral or to an unrelated credit risk mitigation provider. The minimum standards to be met so that credit risk mitigation can be recognised are embodied in Westpac’s credit rules and policies. All proposals for risk mitigation require a formal submission confirming compliance with these standards, for approval by an authorised credit officer. Authorised credit officer approval is also required for existing risk mitigation to be discontinued or withdrawn.

The amount of credit risk mitigation recognised is the face value of the mitigation instrument, which is adjusted by the application of discounts for any maturity and/or currency mismatch with the underlying obligation, so that a discounted amount is recognised when calculating the residual exposure after mitigation.

For regulatory capital purposes Westpac addresses credit risk mitigation as follows:

•                  exposures secured by cash, eligible financial collateral or where protection is bought via credit linked notes, provided the proceeds are invested in either cash or eligible financial collateral, are included at the gross value, with risk weighted assets for the portion thus secured calculated by applying a 5% LGD1;

•                  exposures that are mitigated by way of eligible guarantees, standby letters of credit or similar instruments, where Westpac has direct recourse to an unrelated third party on default or non-payment by the customer, or credit protection bought via credit default swaps where Westpac is entitled to recover either full principal or credit losses on occurrence of defined credit events, are treated under double default rules where the protection provider is a financial firm rated A/A2 or better; and

•                  exposures that are mitigated by way of guarantees, letters of credit, credit default swaps or similar instruments, where the eligibility criteria for double default treatment are not met, are treated under the substitution approach.

Structure and organisation

Westpac Institutional Bank is responsible for managing the overall risk in Westpac’s corporate, sovereign and bank credit portfolios, and uses a variety of instruments, including securitisation and single name credit default swaps, to manage loan and counterparty risk. Westpac Institutional Bank has a dedicated portfolio trading desk with the specific mandate of actively monitoring the underlying exposure and the offsetting hedge book.

Risk reporting

Monthly reports are issued, which detail risk mitigated facilities where the mitigation instruments mature within 30 to 90 days. An independent operational unit supervises this process to ensure that the relevant business and credit risk management units’ decisions are taken and actions implemented in a timely fashion.

Specific reporting is maintained and monitored on the matching of hedges with underlying facilities, with any adjustments to hedges (e.g. unwinds or extensions) managed dynamically.

Netting

Risk reduction by way of current account set-offs is recognised for exposures to creditworthy customers domiciled in Australia and New Zealand only. Customers are required to enter into formal agreements giving Westpac the unfettered right to set-off gross credit and debit balances in their nominated accounts to determine Westpac’s net exposure within each of these two jurisdictions. Cross-border set-offs are not permitted.

Close-out netting is undertaken for off-balance sheet financial market transactions with counterparties with whom Westpac has entered into master netting agreements which allow such netting in specified jurisdictions. Close-out netting effectively aggregates pre-settlement risk exposure at time of default, thus reducing overall exposure.

Collateral valuation and management

Westpac revalues financial markets and associated collateral positions on a daily basis to monitor the net risk position, and has formal processes in place so that calls for collateral top-up or exposure reduction are made promptly. An independent operational unit has responsibility for monitoring these positions. The collateralisation arrangements are documented via the Credit Support Annex of the International Swaps and Derivatives Association (ISDA) master agreement for derivatives transactions and Global Master Repurchase Agreement (GMRA) for repurchase transactions.

1           Excludes collateralised derivative transactions.

Westpac Group March 2015 Pillar 3 report | 51

Pillar 3 report

Credit risk mitigation

Types of collateral taken

Westpac recognises the following as eligible collateral for credit risk mitigation by way of risk reduction:

•                  cash (primarily in Australian dollars (AUD), New Zealand dollars (NZD), US dollars (USD), Canadian dollars (CAD), British pounds (GBP), or Euro (EUR));

•                  bonds issued by Australian Commonwealth, State and Territory governments or their Public Sector Enterprises, provided these attract a zero risk-weighting under APS112;

•                  securities issued by other specified AA-/Aa3 or better rated sovereign governments; and

•                  credit-linked notes (provided the proceeds are invested in cash or other eligible collateral described above).

Guarantor/credit derivative counterparties

For mitigation by risk transfer, Westpac only recognises unconditional irrevocable guarantees or standby letters of credit issued by, or eligible credit derivative protection bought from, the following entities provided they are not related to the underlying obligor:

•                  sovereign entities;

•                  public sector entities in Australia and New Zealand;

•                  authorised deposit taking institutions and overseas banks; and

•                  other entities with a minimum risk grade equivalent of A-/A3.

Market and/or credit risk concentrations

When Westpac uses credit risk mitigation techniques to reduce counterparty exposure, limits are applied to both gross (i.e. pre-mitigation) and net exposure.

Furthermore, exposure is recorded against the provider of any credit risk mitigation and a limit framework prevents excessive concentration to such counterparties.

All exposures to risk transfer counterparties are separately approved under Westpac’s usual credit approval process, with the amount and tenor of mitigation recorded against the counterparty in Westpac’s exposure management systems. The credit quality of mitigation providers is reviewed regularly in accordance with Westpac’s usual periodic review processes.

Market risks arising from credit risk mitigation activities are managed similarly to market risks arising from any other trading activities.

These risks are managed under either the market risk banking book or trading book frameworks as appropriate.

52 | Westpac Group March 2015 Pillar 3 report

Pillar 3 report

Credit risk mitigation

Total exposure covered by collateral, credit derivatives and guarantees

		Impact		Total exposure for	Credit Risk Mitigants
31 March 2015	Total before	of credit	Total after	which some credit	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation[1]	mitigation	risk is mitigated	Collateral	Guarantees	Credit Derivatives
Corporate	134,631	(77)	134,554	4,365	1,892	53	24
Sovereign	52,961	-	52,961	241	96	110	-
Bank	27,791	77	27,868	3,087	1,115	180	44
Total	215,383	-	215,383	7,693	3,103	343	68

		Impact		Total exposure for	Credit Risk Mitigants
30 September 2014	Total before	of credit	Total after	which some credit	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation[1]	mitigation	risk is mitigated	Collateral	Guarantees	Credit Derivatives
Corporate	120,235	(103)	120,132	4,671	1,774	46	57
Sovereign	51,746	-	51,746	254	50	175	-
Bank	32,462	103	32,565	7,740	3,203	149	150
Total	204,443	-	204,443	12,665	5,027	370	207

		Impact		Total exposure for	Credit Risk Mitigants
31 March 2014	Total before	of credit	Total after	which some credit	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation[1]	mitigation	risk is mitigated	Collateral	Guarantees	Credit Derivatives
Corporate	114,030	(59)	113,971	4,044	1,829	5	54
Sovereign	40,567	-	40,567	194	25	150	-
Bank	32,702	59	32,761	3,320	1,000	128	149
Total	187,299	-	187,299	7,558	2,854	283	203

1           Impact of credit mitigation under the substitution approach.

Westpac Group March 2015 Pillar 3 report | 53

Pillar 3 report
Counterparty credit risk

This section describes Westpac’s exposure to credit risk arising from derivative and treasury products.

Approach

Westpac’s process for managing derivatives and counterparty credit risk is based on its assessment of the potential future credit risk Westpac is exposed to when dealing in derivatives products and securities financing transactions. Westpac simulates future market rates by imposing shocks on market prices and rates, and assessing the effect these shocks have on the mark-to-market value of Westpac’s positions. These simulated exposure numbers are then checked against pre-settlement risk limits that are set at the counterparty level.

Structure and organisation

The Financial Markets and Treasury Risk management team is charged with managing the counterparty credit exposure arising from derivatives and treasury products.

Risk reporting

Westpac actively reassesses and manages the counterparty credit exposure arising from derivatives business. A daily simulation of potential future counterparty credit exposure taking into account movements in market rates is conducted. This simulation quantifies credit exposure using the Derivative Risk Equivalent (DRE) methodology and exposure is loaded into a credit limit management system. Limit excesses are reported to credit managers and actioned within strict timeframes.

Market related credit risk

There are two components to the regulatory capital requirements for credit risk arising from derivative products:

•                  Capital to absorb losses arising from the default of derivative counterparties. This has been included as part of the “IRB Approach” credit capital requirements since Westpac’s Basel II accreditation.

•                  Capital to absorb losses arising from mark-to-market valuation movements resulting from changes in the credit quality of derivative counterparties. These valuation movements are referred to as credit valuation adjustments and this risk is sometimes labelled as credit valuation adjustment or CVA risk. Westpac refers to this requirement as mark-to-market related credit risk.

Risk mitigation

Mitigation is achieved in a number of ways:

•                  the limit system monitors for excesses of the pre-determined limits, with any excesses being immediately notified to credit officers;

•                  Westpac has collateral agreements with its largest counterparties. The market value of the counterparty’s portfolio is used to recalculate the credit position at each end of day, with collateral being called for when certain pre-set limits are met; and

•                  credit derivatives are used to mitigate credit exposure against certain counterparties.

In addition, the following approaches are also used as appropriate to mitigate credit risk:

•                  incorporating right-to-break in Westpac’s contracts, effectively reducing the tenor of the risk;

•                  signing netting agreements, thus allowing the exposure across a portfolio of trades to be netted;

•                  regular marking to market and settling of the foreign exchange components of foreign exchange reset contracts; and

•                  downgrade triggers in documentation that, if breached, require the counterparty to provide collateral.

Counterparty derivative exposures and limits

The risk management methodology for counterparty derivatives exposures is similar to the credit methodology for transaction-managed loans. The main difference is in the estimation of the exposure for derivatives which is based on the DRE methodology. DRE is a credit exposure measure for derivative trades which is calibrated to a ‘loan-equivalent’ exposure.

Counterparty credit limits are approved on an uncommitted and unadvised basis by authorised credit officers. This follows an evaluation of each counterparty’s credit worthiness and establishing an agreed credit risk appetite for the nature and extent of prospective business.

54 | Westpac Group March 2015 Pillar 3 report

Pillar 3 report
Counterparty credit risk

Wrong-way risk exposures

Westpac defines wrong-way risk as exposure to a counterparty which is adversely correlated with the credit quality of that counterparty. With respect to credit derivatives, wrong-way risk refers to credit protection purchased from a counterparty highly correlated to the reference obligation.

Wrong-way risk exposures using credit derivatives are controlled by only buying protection from highly rated counterparties. These transactions are assessed by an authorised credit officer who has the right to decline any transaction where they feel there is an unacceptably high correlation between the ability to perform under the trade and the performance of the underlying counterparty.

Consequences of a downgrade in Westpac’s credit rating1

Where an outright threshold and minimum transfer amount are agreed, there will not be any impact on the amount of collateral posted by Westpac in the event of a credit rating downgrade. Where the threshold and minimum transfer amount are tiered according to credit rating, the impact of Westpac being downgraded below its current credit rating would be: for a one notch downgrade, postings of $120 million; while for a two notch downgrade, postings would be $159 million.

1           Credit rating downgrade postings are cumulative.

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A securitisation is a financial structure where the cash flow from a pool of assets is used to service obligations to at least two different tranches or classes of creditors (typically holders of debt securities), with each class or tranche reflecting a different degree of credit risk (i.e. one class of creditors is entitled to receive payments from the pool before another class of creditors).

Securitisation transactions are generally grouped into two broad categories:

•                  traditional or true sale securitisations, which involve the transfer of ownership of the underlying asset pool to a third party; and

•                  synthetic transactions, where the ownership of the pool remains with the originator and only the credit risk of the pool is transferred to a third party, using credit derivatives or guarantees.

Covered bond transactions, in which bonds issued by Westpac are guaranteed by assets held in a special purpose vehicle, are not considered to be securitisation transactions.

Approach

Westpac’s involvement in securitisation activities ranges from a seller of its own assets to an investor in third-party transactions and includes transaction arrangement, the provision of securitisation services and funding for clients, including clients requiring access to capital markets.

Securitisation of Westpac originated assets - Securitisation is a funding, liquidity and capital management tool. It allows Westpac the ability to liquefy a pool of assets and increase Westpac’s wholesale funding capacity. Westpac may provide arm’s length facilities to the securitisation vehicles. The facilities entered into typically include the provision of liquidity, funding, underwriting and derivative contracts.

Westpac has entered into on balance sheet securitisation transactions whereby loans originated by Westpac are transformed into stocks of saleable mortgage backed securities and held in the originating bank’s liquid asset portfolio. These ‘self securitisations’ do not change risk weighted assets1. No securitisation transactions for Westpac originated assets are classified as a resecuritisation.

Securitisation in the management of Westpac’s credit portfolio - Westpac uses securitisation, including portfolio credit default swaps, to manage its corporate and institutional loan and counterparty credit risk portfolios. Single name credit default swaps are not treated as securitisations but as credit risk mitigation facilities. Transactions are entered into to manage counterparty credit risk or concentration risks.

Provision of securitisation services, including funding and management of conduit vehicles - Westpac provides services to clients wishing to access asset-backed financing through securitisation. Those services include access to the Asset Backed Commercial Paper Market through Waratah and Crusade conduits, the Westpac-sponsored securitisation conduits; the provision of warehouse and term funding of securitised assets on Westpac’s balance sheet; and arranging Asset-Backed Bond issues.  Westpac provides facilities to Waratah and the Crusade securitisation conduit including liquidity, funding, underwriting, credit enhancement and derivative contracts. Securitisation facilities provided by Westpac include resecuritisation exposures which are securitisation exposures in which the risk associated with an underlying pool of exposures is tranched and at least one of the underlying exposures is itself a securitisation exposure.

Westpac’s role in the securitisation process

Securitisation activity	Role played by Westpac
Securitisation of Westpac originated assets	• Arranger • Asset originator • Bond distributor • Facility provider	• Note holder • Trust manager • Swap provider • Servicer
Securitisation in the management of Westpac’s credit portfolio	• Hedger - protection purchaser • Investor - protection seller • Investor - purchaser of securitisation exposures
Provision of securitisation services including funding and management of conduit vehicles	• Arranger • Bond distributor • Credit enhancement provider • Funder	• Liquidity facility provider • Swap counterparty • Servicer

1           The credit exposures of the underlying loans are measured in accordance with APS113.

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Securitisation

Key Objectives

Securitisation of Westpac originated assets - The securitisation of Westpac’s own assets provides funding diversity, and is a core tool of liquidity management.

Securitisation in the management of Westpac’s credit portfolio - Westpac acts as principal in transactions and will buy and sell protection in order to meet its portfolio management objectives. Westpac also purchases securitisation exposures in order to earn income. All securitisation activity must follow Westpac’s credit approval processes.

Provision of securitisation services including funding and management of conduit vehicles - Westpac receives market-based fees in return for its services as servicer, swap counterparty, arranger and facility provider and program fees, interest margins and bond distribution fees on warehouse and term funding facilities.

Structure and organisation

Securitisation of Westpac originated assets - Westpac’s Treasury operations are responsible for all Westpac originated securitisation activity including funding, liquidity and capital management.

Securitisation in the management of Westpac’s credit portfolio - Westpac’s exposure arising from securitisation, including portfolio hedging, is managed by Westpac Institutional Bank (WIB) and integrated within Westpac’s standard risk reporting and management systems.

Provision of securitisation services including funding and management of conduit vehicles - These services are provided by WIB and include the provision of liquidity, credit enhancement, funding and derivative facilities and servicer and arranger services.

Risk reporting

Credit exposure - Funding, liquidity, credit enhancement and redraw facilities, swap arrangements and counterparty exposures are captured and monitored in key source systems along with other facilities/derivatives entered into by Westpac.

Operational risk exposure - The operational risk review process for Westpac includes the identification of risks, controls and key performance indicators in relation to all securitisation activity and services provided by Westpac or any of its subsidiaries.

Market risk exposure - Exposures arising from transactions with securitisation conduits and other counterparties are captured as part of Westpac’s traded and non-traded market risk reporting and limit management framework.

Liquidity risk exposure - Exposure to, and the impact of, securitisation transactions are managed under the Liquidity Risk Management Framework and are integrated into routine reporting for capital and liquidity positions, net interest margin analysis, balance sheet forecasting and funding scenario testing. The annual funding plan incorporates consideration of overall liquidity risk limits and the securitisation of Westpac originated assets.

Risk mitigation

Securitisation of Westpac originated assets - The interest rate and basis risks generated by Westpac’s hedging arrangements to each securitisation trust are captured and managed within Westpac’s asset and liability management framework. The liquidity risk generated by Westpac’s liquidity and redraw facilities to each securitisation trust is captured and managed in accordance with Westpac’s liquidity management policies along with all other contingent liquidity facilities.

Securitisation in the management of Westpac’s credit portfolio - Transactions are approved in accordance with Westpac’s credit risk mitigation policy (see pages 51 and 52).

Provision of securitisation services including funding and management of conduit vehicles - All securitisation transactions are approved within the context of a securitisation credit policy that sets detailed transaction-specific guidelines that regulate servicer counterparty risk appetite, transaction tenor, asset class, third party credit support and portfolio quality. This policy is applied in conjunction with other credit and market risk policies that govern the provision of derivative and other services that support securitisation transactions. In particular, credit hedging transactions are subject to credit risk mitigation policy (see pages 51 and 52). Any interest rate or currency hedging is subject to counterparty credit risk management (see pages 54 and 55) and market risk management (see pages 67 and 68) policies and processes.

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Regulatory capital approaches

The regulatory capital treatment of all securitisation exposures is undertaken in accordance with APS120.

Consistent with APS120 the approaches employed include the Ratings-Based Approach (RBA), where APRA provides risk-weights that are matched to external credit ratings, and the Internal Assessment Approach (IAA), which largely mirrors the RBA. The Supervisory Formula (SF), which determines a capital charge based on the attributes of the securitisation structure through an industry standard formula with pre-determined parameters, is employed under specific conditions where the RBA and IAA are deemed inappropriate.

Securitisation of Westpac originated assets - The assets sold by Westpac to a securitisation trust are excluded from Westpac’s calculation of credit risk weighted assets if capital relief is sought and the requirements of APS120 are satisfied1. Westpac cannot rely on external rating when risk weighting its exposure to these trusts and must use the Supervisory Formula approach instead.

In instances where insufficient risk transfer is achieved by the transaction for regulatory purposes, the capital calculation is performed on the underlying asset pool while the facilities provided to such securitisation vehicles do not attract regulatory capital charges.

Securitisation in the management of Westpac’s credit portfolio - Unless Westpac makes an election under APS120, the underlying assets subject to synthetic securitisation are excluded from Westpac’s calculation of credit risk weighted assets. They are replaced with the credit risk weight of the applicable securitisation instrument, usually credit default swaps or underlying cash collateral. Westpac applies the RBA and the SF when determining regulatory capital treatments for securitisation exposures arising from the management of its credit portfolio.

Provision of securitisation services including funding and management of conduit services - Westpac uses the RBA and the IAA methodology when determining regulatory capital requirements for the facilities associated with the provision of securitisation services to the Waratah securitisation conduit and facilities for the provision of warehouse and term funding of securitised assets on Westpac’s balance sheet. Regulatory capital for the Crusade securitisation conduit is determined in accordance with APS113.

The regulatory capital treatment of derivatives for securitisation exposures is currently undertaken in accordance with APS113.The difference in regulatory capital calculations using APS120 and APS113 is immaterial.

The External Credit Assessment Institutions that can be used by Westpac for resecuritisations are Standard & Poor’s, Moody’s and Fitch.

Westpac’s accounting policies for securitisation activities

Securitisation of Westpac originated assets - The assets sold by Westpac to a securitisation trust remain on Westpac’s balance sheet for accounting purposes.

Securitisation in the management of Westpac’s credit portfolio - For risk mitigation using synthetic securitisation, the underlying assets remain on Westpac’s balance sheet for accounting purposes. The accounting treatment of the assets will depend on their nature. They could include loans and receivables, available for sale securities or derivatives. The most common form of synthetic securitisation is via a credit default swap, which is treated as a derivative and recognised in the profit and loss statement at fair value.

For investment in securitisation exposures, if the instrument includes a credit default swap, the exposure will be fair valued through the profit and loss statement. Other securitisation exposures will be fair valued through the balance sheet unless Westpac makes an election at the time of purchase to fair value through the profit and loss statement.

Provision of securitisation services including funding and management of conduit vehicles - Fee income from these services is recognised on an accrual basis. Liquidity and funding facilities are treated as commitments to provide finance, with fee and margin income recognised on an accrual basis. Warehouse and term funding facilities are treated as loans.

1                Including the requirements to achieve capital relief.

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Banking book summary of assets securitised by Westpac

This table shows outstanding Banking book securitisation assets and assets intended to be securitised1 for Westpac originated assets by underlying asset type. It includes the amount of impaired and past due assets, along with any losses recognised by Westpac during the current period.

Securitised assets are held in securitisation trusts. Trusts which meet requirements to achieve capital relief do not form part of the Level 2 consolidated group. Self securitisation trusts remain consolidated at Level 2 and the assets transferred to these trusts are risk weighted in accordance with APS113.

	Total outstanding securitised by ADI		Assets			Westpac
31 March 2015	Traditional	Synthetic	intended to be	Impaired	Past due	recognised
$m	Securitisation[2]	Securitisation	securitised	loans	assets	losses
Residential mortgages	96,685	-	-	9	356	-
Credit cards	-	-	-	-	-	-
Auto and equipment finance	2,309	-	-	10	3	-
Business lending	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	98,994	-	-	19	359	-

	Total outstanding securitised by ADI		Assets			Westpac
30 September 2014	Traditional	Synthetic	intended to be	Impaired	Past due	recognised
$m	Securitisation[2]	Securitisation	securitised	loans	assets	losses
Residential mortgages	88,828	-	-	12	301	-
Credit cards	-	-	-	-	-	-
Auto and equipment finance	1,891	-	-	11	7	-
Business lending	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	90,719	-	-	23	308	-

	Total outstanding securitised by ADI		Assets			Westpac
31 March 2014	Traditional	Synthetic	intended to be	Impaired	Past due	recognised
$m	Securitisation[2]	Securitisation	securitised	loans	assets	losses
Residential mortgages	92,337	-	-	12	297	-
Credit cards	-	-	-	-	-	-
Auto and equipment finance	2,470	-	-	13	10	-
Business lending	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	94,807	-	-	25	307	-

Banking book summary of total Westpac sponsored third party assets securitised

This table represents Banking book third party assets where Westpac acts a sponsor.

	31 March	30 September	31 March
$m	2015	2014	2014
Residential mortgages	674	1,426	1,495
Credit cards	-	-	-
Auto and equipment finance	145	-	-
Business lending	-	-	-
Investments in ABS	-	-	-
Other	182	306	332
Total	1,001	1,732	1,827

1                Represents securitisation activity from the end of the reporting period to the disclosure date of this report.

2                Includes self securitisation assets of $84,966m ($78,064m at 30 September 2014 and $81,725m at 31 March 2014).

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Banking book summary of securitisation activity by asset type

This table shows assets transferred into securitisation schemes by underlying asset type (ADI originated) for the relevant period.

For the 6 months ended
31 March 2015	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	18,511	-
Credit cards	-	-
Auto and equipment finance	1,091	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	19,602	-

For the 12 months ended
30 September 2014	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	33,116	-
Credit cards	-	-
Auto and equipment finance	1,302	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	34,418	-

For the 6 months ended
31 March 2014	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	25,135	-
Credit cards	-	-
Auto and equipment finance	1,130	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	26,265	-

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Banking book summary of on and off-balance sheet securitisation by exposure type

31 March 2015	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	8,213	-	8,213
Liquidity facilities	-	-	1,854	1,854
Funding facilities	7,836	-	5,773	13,609
Underwriting facilities	12	-	69	81
Lending facilities	-	-	121	121
Warehouse facilities	-	-	-	-
Total	7,848	8,213	7,817	23,878

30 September 2014	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	7,036	-	7,036
Liquidity facilities	1	-	3,010	3,011
Funding facilities	7,737	-	4,086	11,823
Underwriting facilities	13	-	147	160
Lending facilities	-	-	79	79
Warehouse facilities	-	-	-	-
Total	7,751	7,036	7,322	22,109

31 March 2014	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	6	6,804	-	6,810
Liquidity facilities	1	-	3,984	3,985
Funding facilities	7,817	-	3,752	11,569
Underwriting facilities	15	-	157	172
Lending facilities	-	-	166	166
Warehouse facilities	-	-	-	-
Total	7,839	6,804	8,059	22,702

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Banking book securitisation exposure at default by risk weight band

31 March 2015	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
Less than or equal to 10%	8,982	-	8,982	637	-	637
Greater than 10 - 20%	12,045	-	12,045	1,968	-	1,968
Greater than 20 - 30%	-	-	-	-	-	-
Greater than 30 - 50%	779	368	1,147	296	148	444
Greater than 50 - 75%	110	1,142	1,252	79	742	821
Greater than 75 - 100%	304	69	373	304	69	373
Greater than 100 - 250%	70	-	70	175	-	175
Greater than 250 - 425%	-	-	-	-	-	-
Greater than 425 - 650%	2	-	2	13	-	13
Other	-	-	-	-	-	-
Deductions	7	-	7	-	-	-
Total	22,299	1,579	23,878	3,472	959	4,431

30 September 2014	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
Less than or equal to 10%	7,746	-	7,746	547	-	547
Greater than 10 - 20%	10,446	-	10,446	1,667	-	1,667
Greater than 20 - 30%	-	-	-	-	-	-
Greater than 30 - 50%	649	559	1,208	261	228	489
Greater than 50 - 75%	293	1,883	2,176	218	1,224	1,442
Greater than 75 - 100%	301	148	449	301	148	449
Greater than 100 - 250%	70	-	70	175	-	175
Greater than 250 - 425%	-	-	-	-	-	-
Greater than 425 - 650%	2	-	2	13	-	13
Other	5	-	5	63	-	63
Deductions	7	-	7	-	-	-
Total	19,519	2,590	22,109	3,245	1,600	4,845

31 March 2014	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
Less than or equal to 10%	7,544	-	7,544	534	-	534
Greater than 10 - 20%	10,413	-	10,413	1,662	-	1,662
Greater than 20 - 30%	-	-	-	-	-	-
Greater than 30 - 50%	645	676	1,321	256	271	527
Greater than 50 - 75%	288	2,208	2,496	215	1,435	1,650
Greater than 75 - 100%	298	549	847	298	549	847
Greater than 100 - 250%	60	-	60	150	-	150
Greater than 250 - 425%	-	-	-	-	-	-
Greater than 425 - 650%	2	-	2	13	-	13
Other	11	-	11	138	-	138
Deductions	8	-	8	-	-	-
Total	19,269	3,433	22,702	3,266	2,255	5,521

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Securitisation

Banking book securitisation exposure deducted from capital1

Exposures
deducted from
31 March 2015	Common equity
$m	Tier 1 capital
Securities	7
Liquidity facilities	-
Funding facilities	-
Underwriting facilities	-
Credit enhancements	-
Derivative transactions	-
Total	7

Exposures
deducted from
30 September 2014	Common equity
$m	Tier 1 capital
Securities	7
Liquidity facilities	-
Funding facilities	-
Underwriting facilities	-
Credit enhancements	-
Derivative transactions	-
Total	7

Exposures
deducted from
31 March 2014	Common equity
$m	Tier 1 capital
Securities	8
Liquidity facilities	-
Funding facilities	-
Underwriting facilities	-
Credit enhancements	-
Derivative transactions	-
Total	8

Banking book securitisation subject to early amortisation treatment

There is no securitisation exposure in the Banking book that is subject to early amortisation treatment for 31 March 2015.

Banking book resecuritisation exposure subject to credit risk mitigation (CRM)

As at 31 March 2015 resecuritisation exposures eligible for CRM was $1,579 million with nil CRM taken against these exposures ($2,590 million eligible for CRM and nil CRM taken as at 30 September 2014).

Banking book resecuritisation exposure to guarantors

Westpac has no third party guarantors providing guarantees for securitised assets, principal or interest repayments for 31 March 2015.

Trading book summary of assets securitised by Westpac

There are no outstanding securitisation exposures for Westpac originated assets held in the Trading book as at 31 March 2015.

1 Excludes securitisation start-up costs.

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Trading book summary of total Westpac sponsored third party assets securitised

There are no third party assets held in the Trading book where Westpac is responsible for the establishment of the securitisation program and subsequent management as at 31 March 2015.

Trading book summary of securitisation activity by asset type

There is no originated securitisation activity in the trading book for the 12 months to 31 March 2015.

Trading book aggregated amount of exposure securitised by Westpac and subject to APS116 Capital Adequacy: Market Risk

This table shows Westpac originated outstanding securitisation exposure held in the Trading book. These exposures are risk weighted under APS116.

	Standard Method		IMA Method
31 March 2015	Traditional	Synthetic	Traditional	Synthetic
$m	Securitisation	Securitisation	Securitisation	Securitisation
Securities	21	-	-	-
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Credit enhancements	-	-	-	-
Derivative transactions	-	-	-	-
Total	21	-	-	-

	Standard Method		IMA Method
30 September 2014	Traditional	Synthetic	Traditional	Synthetic
$m	Securitisation	Securitisation	Securitisation	Securitisation
Securities	21	-	-	-
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Credit enhancements	-	-	-	-
Derivative transactions	-	-	-	-
Total	21	-	-	-

	Standard Method		IMA Method
31 March 2014	Traditional	Synthetic	Traditional	Synthetic
$m	Securitisation	Securitisation	Securitisation	Securitisation
Securities	75	-	-	-
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Credit enhancements	-	-	-	-
Derivative transactions	-	-	-	-
Total	75	-	-	-

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Trading book summary of on and off-balance sheet securitisation by exposure type1

31 March 2015	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	21	200	-	221
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	42	42
Other derivatives	-	-	110	110
Total	21	200	152	373

30 September 2014	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	22	726	-	748
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	32	32
Other derivatives	-	-	137	137
Total	22	726	169	917

31 March 2014	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	75	593	-	668
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	36	36
Other derivatives	-	-	193	193
Total	75	593	229	897

Trading book securitisation exposure subject to specific risk

There is no Trading book securitisation exposure subject to specific risk for 31 March 2015.

Trading book securitisation exposure subject to APS120 Securitisation specific risk by risk weight band

There is no Trading book securitisation exposure subject to APS120 specific risk for 31 March 2015.

Trading book capital requirements for securitisation exposures subject to internal models approach (IMA) by risk classification

There is no Trading book capital requirement for securitisation subject to IMA for 31 March 2015.

1      EAD associated with Trading book securitisation is not included in the EAD by Major Type on page 26. Trading book securitisation exposure is captured and risk weighted under APS116.

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Trading book capital requirements for securitisation regulatory capital approaches by risk weight band

There is no Trading book capital requirement for securitisation subject to regulatory capital approaches for 31 March 2015.

Trading book securitisation exposure deducted from capital

There is no Trading book capital deduction for 31 March 2015.

Trading book securitisation subject to early amortisation treatment

There is no securitisation exposure in the Trading book that is subject to early amortisation treatment for 31 March 2015.

Trading book resecuritisation exposure subject to CRM

Westpac has no resecuritisation exposure subject to CRM at 31 March 2015.

Trading book resecuritisation by guarantor creditworthiness

Westpac has no third party guarantors providing guarantees for securitised assets, principal or interest repayments for 31 March 2015.

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Market risk

Westpac’s exposure to market risk arises out of its Financial Markets and Treasury trading activities. This is quantified for regulatory capital purposes using both the standard method and the internal model approach, details of which are provided below.

Approach

Trading activities are controlled by a Board-approved market risk framework that incorporates a Board-approved value at risk (VaR) limit. VaR is the primary mechanism for measuring and controlling market risk. Market risk is managed using VaR and structural risk limits (including volume limits and basis point value limits) in conjunction with scenario analysis and stress testing. Market risk limits are allocated to business management based upon business strategies and experience, in addition to the consideration of market liquidity and concentration risk. All trades are fair valued daily, using independently sourced or reviewed rates. Rates that have limited independent sources are reviewed at least on a monthly basis.

Financial Markets’ trading activity represents dealings that encompass book running and distribution activity. The types of market risk arising from these activities include interest rate, foreign exchange, commodity, equity price, credit spread and volatility risk.

Treasury’s trading activity represents dealings that include the management of interest rate, foreign exchange and credit spread risks associated with the wholesale funding book, liquid asset portfolios and foreign exchange repatriations. Treasury also manage banking book risk which is discussed in the Interest Rate Risk in the Banking Book section.

VaR limits

Market risk arising from trading book activities is primarily measured using VaR based on an historical simulation methodology. Westpac estimates VaR as the potential loss in earnings from adverse market movements and is calculated over a 1-day time horizon to a 99% confidence level using 1 year of historical data. VaR takes account of all material market variables that may cause a change in the value of the trading portfolio, including interest rates, foreign exchange rates, price changes, volatility, and the correlation between these variables.

In addition to the Board approved market risk VaR limit for trading activities, RISKCO has approved separate VaR sub-limits for the trading activities of Financial Markets and Treasury.

Backtesting

Daily backtesting of VaR results is performed to ensure that model integrity is maintained. A review of both the potential profit and loss outcomes is also undertaken to monitor any skew created by the historical data.

Stress testing

Daily stress testing against pre-determined scenarios is carried out to analyse potential losses beyond the 99% confidence level. An escalation framework around selective stress tests is approved by RISKCO.

Profit and loss notification framework

The BRCC has approved a profit and loss notification framework. Included in this framework are levels of escalation in accordance with the size of the profit or loss. Triggers are applied to both a 1-day and a rolling 20-day cumulative total.

Risk reporting

Daily monitoring of current exposure and limit utilisation is conducted independently by risk managers in the Financial Markets & Treasury Risk (FMTR) team, who monitor market risk exposures against VaR and structural limits. Daily VaR position reports are produced by risk type, by product lines and by geographic region. These are supplemented by structural risk reporting, advice of profit and loss trigger levels and stress test escalation trigger points. Model accreditation has been granted by APRA for the use of an internal model for the determination of regulatory capital for the key classes of interest rate (general market), foreign exchange, commodity and equity risks (including equity specific risk). Under the model, regulatory capital is derived from both the current VaR window (market data is based upon the most recent 12 months of historical data) and a Stressed VaR window (12 months of market data that includes a period of significant financial stress), where these VaR measures are calculated as a 10-day, 99th percentile, one-tailed confidence interval. Specific risk refers to the variations in individual security prices that cannot be explained by general market movements, and event and default risk. Interest rate specific risk capital (specific issuer risk) is calculated using the Standard method and is added to the VaR regulatory capital measure.

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Market risk

Risk mitigation

Market risk positions are managed by the trading desks consistent with delegated trading and product authorities. Risks are consolidated into portfolios based on product and risk type. Risk management is carried out by qualified personnel with varying levels of seniority commensurate with the nature and scale of market risks under management.

The following controls allow monitoring by management:

•             trading authorities and responsibilities are clearly delineated at all levels;

•             a structured system of limits and reporting of exposures;

•             all new products and significant product variations undergo a rigorous approval process to identify business risks prior to launch;

•             models that are used to determine risk or profit and loss for Westpac’s accounts are independently reviewed;

•             duties are segregated so that employees involved in the origination, processing and valuation of transactions operate under separate reporting lines, minimising the opportunity for collusion; and

•             legal counsel approves documentation for compliance with relevant laws and regulations.

In addition, internal audit independently review compliance with policies, procedures and limits.

Market Risk regulatory capital and risk weighted assets

The Internal model approach uses VaR and Stressed VaR, while the Standard approach is used for interest rate specific risk.

	31 March	30 September	31 March
$m	2015	2014	2014
Internal model approach	478	541	652
Standard approach	154	177	197
Total capital required	632	718	849
Risk weighted assets	7,900	8,975	10,610

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Market risk

VaR by risk type

31 March 2015	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	18.1	7.0	10.7	8.6
Foreign exchange risk	6.4	0.5	2.8	1.7
Equity risk	0.5	0.1	0.2	0.3
Commodity risk	5.7	1.7	3.1	3.2
Other market risks	6.7	4.0	5.8	4.0
Diversification benefit	NA	NA	(7.4)	(7.2)
Net market risk[1]	22.2	9.7	15.2	10.5

30 September 2014	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	30.7	6.3	16.9	6.7
Foreign exchange risk	5.8	1.3	3.1	3.2
Equity risk	0.6	0.1	0.3	0.2
Commodity risk	2.9	1.3	1.9	2.2
Other market risks	11.1	5.4	8.5	5.7
Diversification benefit	NA	NA	(7.8)	(7.9)
Net market risk[1]	40.2	9.5	22.9	10.1

31 March 2014	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	24.6	9.1	14.4	16.7
Foreign exchange risk	7.6	1.2	2.9	3.2
Equity risk	0.7	0.2	0.4	0.3
Commodity risk	2.9	1.7	2.1	1.7
Other market risks	11.3	7.7	9.9	10.4
Diversification benefit	NA	NA	(8.7)	(8.1)
Net market risk[1]	35.8	12.8	21.0	24.2

Stressed VaR by risk type

31 March 2015	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	42.5	26.6	33.3	27.9
Foreign exchange risk	15.9	1.2	5.4	2.3
Equity risk	1.5	0.4	0.9	0.9
Commodity risk	16.9	9.2	12.6	9.2
Other market risks	20.8	15.4	18.7	15.4
Diversification benefit	NA	NA	(31.2)	(26.5)
Net market risk[1]	55.2	27.8	39.7	29.2

30 September 2014	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	61.2	33.6	45.8	38.9
Foreign exchange risk	12.5	1.7	4.9	4.7
Equity risk	1.0	0.2	0.5	0.6
Commodity risk	14.2	8.9	11.4	11.4
Other market risks	30.7	19.0	26.8	19.7
Diversification benefit	NA	NA	(34.7)	(29.6)
Net market risk[1]	78.7	43.5	54.7	45.7

1      The Highs (Lows) by risk types will likely be determined by different days in the period. As such, the sum of these figures will not reflect the High (Low) net market risk, which reflects the highest (lowest) aggregate risk position in the period.

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Market risk

31 March 2014	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	53.2	30.5	41.1	42.5
Foreign exchange risk	17.1	1.1	4.5	4.9
Equity risk	2.3	0.3	0.9	0.3
Commodity risk	11.2	5.4	8.3	9.5
Other market risks	33.4	26.3	30.8	31.0
Diversification benefit	NA	NA	(34.3)	(34.7)
Net market risk[1]	72.6	39.2	51.2	53.5

Back-testing results

The following graph gives a comparison of actual profit and loss to VaR over the 6 months ended 31 March 2015.

Each point on the graph represents 1 day’s trading profit or loss. This result is placed on the graph relative to the associated VaR utilisation. The downward sloping line represents the point where a loss is equal to VaR utilisation. Any point below this line represents a back-test exception (i.e. where the loss is greater than the VaR).

1      The Highs (Lows) by risk types will likely be determined by different days in the period. As such, the sum of these figures will not reflect the High (Low) net market risk, which reflects the highest (lowest) aggregate risk position in the period.

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Operational risk

Operational risk is defined at Westpac as the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition includes legal and regulatory risk but excludes strategic and reputation risk. Westpac’s operational risk definition is aligned to APS115 Capital Adequacy: Advanced Measurement Approaches to Operational Risk.

Approach

Westpac has been accredited to use the AMA in accordance with APS115.1 Westpac’s operational risk is measured and managed in accordance with the policies and processes defined in its Operational Risk Management Framework.

Westpac’s Operational Risk Management Framework

The Operational Risk Management Framework outlines a consistent approach to the:

•	identification, measurement and management of operational risks that may impede Westpac’s ability to achieve its strategic objectives and vision;

•

identification and escalation of operational risk and compliance incidents in order to minimise potential financial losses, reputational damage and shareholder, community, employee and regulatory impacts; and

•	calculation and allocation of operational risk capital.

The key components of Westpac’s operational risk management framework are listed below:

Governance - The governance structure provides clearly defined roles and responsibilities for overseeing and reviewing operational risk exposure and management.

The Board and BRCC are supported by committees including RISKCO that monitor operational risk profiles and the effectiveness of operational risk management practices, including operational risk capital and reporting.

Risk and Control Management (RCM) - RCM is a forward-looking tool used to manage Westpac’s operational risk profile by identifying and assessing key operational risks and the adequacy of controls, with management action planning to reduce risks that are outside risk appetite.

Key Indicators (KIs) - The framework defines requirements and processes for KIs, which are objective measures used by management to monitor the operational risk and control environment.

Incident Management - Incident management involves identifying operational risk incidents, capturing them in the central operational risk system and escalating them to appropriate levels of management. Early identification and ownership supports the ability to minimise any immediate impacts of the incidents, address the root causes, and devise and monitor management actions required to strengthen the control environment.

Data - The framework includes principles and processes to ensure the integrity of operational risk data used to support management decision-making and calculate and allocate capital. The principles apply to the governance, input and capture, reconciliation and validation, correction, reporting and storage of operational risk data. Operational risk data is subject to independent validation on a regular basis.

Scenario Analysis - Scenario analysis is used to assess the impacts of extreme but plausible loss events on Westpac  and is an input to the calculation of operational risk capital.

Operational Risk of Change Programs - The framework defines requirements for understanding and managing the operational risk implications of projects.

Reporting - Regular reporting of operational risk information to governance bodies and senior management is used to support timely and proactive management of operational risk and enable transparent and formal oversight of the risk and control environment.

Control Assurance - The framework defines the process and requirements for providing assurance over the effectiveness of the operational risk control environment, including the testing and assessment of the design and operating effectiveness of controls.

1       APRA approved the AMA approach for the calculation of Lloyds operational risk RWA from December 2014. For periods prior to December 2014 Westpac applied the partial use approach, as approved by APRA, and the business acquired from Lloyds was measured under the Standardised approach as defined under APS114 Capital Adequacy: Standardised Approach to Operational Risk.

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Operational risk

AMA capital model overview

Operational risk regulatory capital is calculated on a quarterly basis. The capital model is reviewed annually to re-assess the appropriateness of the model framework, methodology, assumptions and parameters in light of changes in the operational risk profile and industry developments.

Westpac’s operational risk capital is based on three data sources:

•             Internal Loss Data – operational risk losses experienced by Westpac;

•             External Loss Data – operational risk losses experienced by other financial institutions; and

•             Scenario Data – potential losses from extreme but plausible events relevant to Westpac.

These data sources together represent the internal and external operational risk profile, across the spectrum of operational risk losses, from both historical and forward-looking perspectives. The model combines these data sources to produce a loss distribution.

Expected loss offsets and risk mitigation

No adjustments or deductions are currently made to Westpac’s measurement of operational risk regulatory capital for the mitigating impacts of insurance or expected operational risk losses.

Operational Risk regulatory capital and risk weighted assets

	31 March	30 September	31 March
$m	2015	2014	2014
Advanced measurement approach	2,411	2,308	2,239
Standardised approach	-	39	39
Total capital required	2,411	2,347	2,278
Risk weighted assets	30,136	29,340	28,474

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Equity risk

Equity risk is defined as the potential for financial loss arising from movements in equity values. The disclosures in this section exclude investments in equities made by Westpac subsidiaries outside the regulatory Level 2 group.

Structure and organisation

Any changes to the portfolio and transactional limits for Westpac’s direct equity investments are approved under delegated authority from the Westpac Board. The BRCC also approves the Equity Risk Management framework.

Approach

Westpac has established a comprehensive set of policies defining the management of equity risk. These policies are reviewed and approved annually.

Risk mitigation

Westpac does not use financial instruments to mitigate its exposure to equities in the banking book.

Banking book positions

Equity underwriting and warehousing risk - As a financial intermediary Westpac underwrites listed and unlisted equities. Equity warehousing activities require the acquisition of assets in anticipation of refinancing through a combination of senior, mezzanine and capital market debt and listed, unlisted and privately placed equity.

Investment securities - Westpac undertakes, as part of the ordinary course of business, certain investments in strategic equity holdings and over time the nature of underlying investments will vary.

Measurement of equity securities - Equity securities are generally carried at their fair value. Fair value for equities that have a quoted market price (in an active market) is determined based upon current bid prices. If a market for a financial asset is not active, fair value is determined based upon a valuation technique. This includes the use of recent arms-length transactions, discounted cash flow analysis, option pricing models and other valuation techniques commonly used by market participants to price similar instruments. In the event that the fair value of an unlisted security cannot be measured reliably, these investments are measured at cost.

Where the investment is held for long term strategic purposes, these investments are accounted for either as available for sale, with changes in fair value being recognised in equity, or at fair value through profit and loss.

Other related matters

•             For the periods reported the book value of certain unlisted investments are measured at cost because the fair value cannot be reliably measured. These investments represent minority interests in companies for which active markets do not exist and quote prices are not available. For all other equity exposures book value equals fair value.

•             Fair value should not differ to the listed stock price. Should a listed stock price not be available, it is estimated using the techniques referred to above.

Risk reporting

Westpac manages equity risk in two ways, VaR limits and investment limits:

•             A VaR limit (in conjunction with structural limits) is used to manage equity risk in the equity trading business in Financial Markets. This limit is a sub-limit of the BRCC approved VaR limit for Financial Markets trading activities; and

•             Investment exposures are reported quarterly.

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Equity risk

Book value of listed equity exposures by industry classification

	31 March	30 September	31 March
$m	2015	2014	2014
Business services	41	37	-
Property	-	-	-
Finance and insurance	-	-	51
Construction	-	-	-
Mining	-	-	-
Total	41	37	51

Book value of unlisted equity exposures by industry classification

	31 March	30 September	31 March
$m	2015	2014	2014
Business services	-	7	12
Property	-	-	-
Finance and insurance	221	174	175
Construction	14	16	31
Mining	-	-	-
Total	235	197	218

Gains/losses

	31 March	30 September	31 March
$m	2015	2014	2014
Cumulative realised gains (losses)	13	13	13

Total unrealised gains (losses) through profit & loss	(11)	(5)	14
Total unrealised gains (losses) through equity	(2)	(2)	32
Total latent revaluation gains (losses)	-	-	-
Amounts included in Tier 1 / Tier 2 capital	(13)	(7)	46

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Interest rate risk in the banking book (IRRBB)

Interest Rate Risk in the Banking Book (IRRBB) is the risk to interest income arising from a mismatch between the duration of assets and liabilities that arises in the normal course of banking activities.

Approach

The banking book activities that give rise to market risk include lending activities, balance sheet funding and capital management. Interest rate risk, currency risk and funding and liquidity risk are inherent in these activities. Treasury’s Asset & Liability Management (ALM) unit is responsible for managing market risk arising from Westpac’s banking book activity.

All material regions, business lines and legal entities are included in Westpac’s IRRBB framework.

Asset and liability management

ALM manages the structural interest rate mismatch associated with the transfer priced balance sheet, including the investment of Westpac’s capital to its agreed benchmark duration. A key risk management objective is to achieve reasonable stability of Net Interest Income (NII) over time. These activities are performed under the oversight of RISKCO and the FMTR unit.

Net Interest Income sensitivity

NII sensitivity is managed in terms of the net interest income-at-risk (NaR) modelled over a three year time horizon to a 99% confidence interval for movements in wholesale market interest rates. A simulation model is used to calculate Westpac’s potential NaR. The NII simulation framework combines the underlying statement of financial position data with assumptions about runoff and new business, expected repricing behaviour and changes in wholesale market interest rates. Simulations using a range of interest rate scenarios are used to provide a series of potential future NII outcomes. The interest rate scenarios modelled include those projected using historical market interest rate volatility as well as 100 and 200 basis point shifts up and down from current market yield curves. Additional stressed interest rate scenarios are also considered and modelled.

A comparison between the NII outcomes from these modelled scenarios indicates the sensitivity to interest rate changes. On and off-balance sheet instruments are then used to manage this interest rate risk.

NaR limit

The BRCC has approved a NaR limit. This limit is managed by the Treasurer and is expressed as a deviation from benchmark hedge levels over a one-year rolling time frame, to a 99% level of confidence. This limit is monitored by FMTR.

VaR limit

The BRCC has also approved a VaR limit for ALM activities. This limit is managed by the Treasurer and monitored by FMTR. Additionally, FMTR sets structural risk limits to prevent undue concentration of risk.

Structural foreign exchange rate risk

Structural foreign exchange rate risk results from the generation of foreign currency denominated earnings and from Westpac’s capital deployed in offshore branches and subsidiaries, where it is denominated in currencies other than Australian dollars. The Australian dollar equivalent of offshore earnings and capital is subject to change as exchange rates fluctuate, which could introduce significant variability to Westpac’s reported financial results. ALCO provides oversight of the appropriateness of foreign exchange hedges on earnings.

Risk reporting

Interest rate risk in the banking book risk measurement systems and personnel are located in Sydney, Auckland, Singapore and Shanghai. These include front office product systems, which capture all treasury funding and derivative transactions; the transfer pricing system, which captures all retail and other business transactions; non-traded Interest Rate Risk systems, which calculate amongst other things, ALM VaR and NaR.

Daily monitoring of current exposure and limit utilisation is conducted independently by FMTR, which monitors market risk exposures against VaR, NaR and structural risk limits. Management reports detailing structural positions and VaR are produced and distributed daily for use by dealers and management across all stakeholder groups. Monthly and quarterly reports are produced for the senior management market risk forums of RISKCO and BRCC respectively to provide transparency of material market risks and issues.

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Interest rate risk in the banking book (IRRBB)

Risk mitigation

Market risk arising in the banking book stems from the ordinary course of banking activities, including structural interest rate risk (the mismatch between the duration of assets and liabilities) and capital management. Hedging Westpac’s exposure to interest rate risk is undertaken using derivatives. The hedge accounting strategy adopted utilises a combination of the cash flow, fair value and net investment hedge approaches. Some derivatives held for economic hedging purposes do not meet the criteria for hedge accounting as defined under AASB 139 Financial Instruments: Recognition and Measurement and therefore are accounted for in the same way as derivatives held for trading.

The same controls used to monitor traded market risk allow for continuous monitoring by management.

Change in economic value of a sudden upward and downward movement in interest rates

31 March 2015	200bp parallel	200bp parallel
$m	increase	decrease
AUD	174.7	(183.6)
NZD	23.3	(24.4)
USD	-	-
Total	198.0	(207.9)

30 September 2014	200bp parallel	200bp parallel
$m	increase	decrease
AUD	202.2	(203.8)
NZD	21.8	(23.4)
USD	-	-
Total	224.0	(227.2)

31 March 2014	200bp parallel	200bp parallel
$m	increase	decrease
AUD	206.8	(207.9)
NZD	6.3	(7.4)
USD	-	-
Total	213.1	(215.3)

VaR results for non-traded interest rate risk

	For the	For the	For the
	6 months ended	6 months ended	6 months ended
	31 March	30 September	31 March
$m	2015	2014	2014
High	5.9	7.2	10.7
Low	0.8	1.2	3.4
Average	2.7	3.8	5.6
Period end	3.8	3.1	3.7

Interest rate risk in the banking book regulatory capital and risk weighted assets

	31 March	30 September	31 March
$m	2015	2014	2014
Total capital required	128	585	677
Risk weighted assets	1,596	7,316	8,459

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Liquidity risk

Liquidity risk is the risk that Westpac will be unable to fund assets and meet obligations as they come due. This type of risk is inherent in all banks through their role as intermediaries between depositors and borrowers.

Approach

Liquidity risk is measured and managed in accordance with the policies and processes defined in the BRCC approved Liquidity Risk Management Framework.

Liquidity management is primarily the responsibility of the Treasurer under the oversight of the BRCC and ALCO.

Liquidity Risk Management Framework

Westpac’s Liquidity Risk Management Framework sets out the liquidity risk appetite, roles and responsibilities, tools for measuring and managing liquidity risk, reporting procedures and supporting policies. The key components of the Liquidity Risk Management Framework are listed below.

Funding strategy

Treasury undertakes an annual review of the funding profile consistent with expected market conditions and the balance sheet growth of customer deposits and loans. The funding strategy is reviewed by ALCO and approved by the BRCC annually.

To further strengthen the management of Westpac’s funding, the Stable Funding Ratio (SFR) is used to focus on the composition and stability of the overall funding base. Stable funding consists of customer deposits, equity and wholesale term funding with residual maturity greater than twelve months (including securitisation). As at 31 March 2015 the SFR was 83%. See also section 2.4.2 ‘Funding and Liquidity Risk Management’ in the Westpac Group 2015 Interim Financial Results Announcement for further detail.

Minimum liquid asset holdings

Westpac holds a portfolio of liquid assets that are eligible to be used as collateral for repurchase agreements with the Reserve Bank of Australia. The BRCC approves minimum holdings of liquid assets annually.

Liquidity Coverage Ratio (LCR)

The LCR requires banks to hold sufficient high-quality liquid assets, as defined, to withstand 30 days under a regulator-defined acute stress scenario. The LCR came into effect from 1 January 2015. Given the limited amount of qualifying High Quality Liquid Assets available in Australia (due to relatively low levels of government debt outstanding), the Reserve Bank of Australia makes available to Australian institutions a Committed Liquidity Facility (CLF) that, subject to the satisfaction of qualifying conditions, can be accessed to help meet the LCR requirement.

Stress testing

Stress testing is carried out to assess Westpac’s ability to meet cash flow obligations under a range of market conditions, including name specific and market wide stress scenarios. These scenarios inform liquidity limits and strategic planning.

Liquidity transfer pricing

Westpac has a liquidity transfer pricing process which measures and allocates liquidity risk across the Group.

Contingency planning

Treasury maintains a contingency funding plan that outlines the steps that should be taken by Westpac in the event of an emerging ‘funding crisis’. The plan is reviewed and approved by ALCO and is aligned with the Westpac’s broader Liquidity Crisis Management Framework which is approved annually by the BRCC.

Liquidity reporting

Daily monitoring of the liquidity risk position is conducted by the Liquidity Risk team in Enterprise Risk, which monitors compliance with liquidity limits. The daily liquidity risk reports are circulated to, and reviewed by, local and senior staff in Treasury and the independent Liquidity Risk team. Summary liquidity reports are submitted to senior staff weekly, ALCO monthly, and to BRCC quarterly.

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Appendix I | Regulatory capital reconciliation

Balance Sheet Reconciliation

31 March 2015 $m	Group Balance Sheet	Adjustment	Level 2 Regulatory Balance Sheet	Reconciliation Table Common Disclosure Template

Assets
Cash and balances with central banks	14,738	(230)	14,508
Receivables due from other financial institutions	13,637	(666)	12,971
Due from subsidiaries	-	245	245
Derivative financial instruments	45,702	95	45,797
Trading securities	35,041	-	35,041
Other financial assets designated at fair value	3,288	(280)	3,008
Available-for-sale securities	44,296	(102)	44,194
Loans	605,064	-	605,064
Life insurance assets	12,348	(12,348)	-
Regulatory deposits with central banks overseas	1,306	-	1,306
Deferred tax assets	1,368	(38)	1,330	Table a
Goodwill and other intangible assets	12,592	(386)	12,206	Table b
Property, plant and equipment	1,539	(3)	1,536
Investments in life & general insurance, funds management & securitisation entities	-	1,348	1,348	Table c
Other assets	5,042	(1,076)	3,966
Total assets	795,961	(13,441)	782,520

Liabilities
Payables due to other financial institutions	15,421	(31)	15,390
Due to subsidiaries	-	2,934	2,934
Deposits and other borrowings	466,743	(68)	466,675
Other Financial Liabilities at fair value through
income statement	12,133	-	12,133
Derivative financial instruments	50,510	-	50,510
Debt issues and acceptances	168,151	(2,593)	165,558
Current tax liabilities	347	(38)	309
Deferred tax liabilities	52	(52)	-	Table a
Life insurance liabilities	10,945	(10,945)	-
Provisions	1,320	(75)	1,245
Loan Capital	11,905	-	11,905	Table d and e
Other liabilities	8,117	(1,024)	7,093
Total liabilities	745,644	(11,892)	733,752

Equity
Ordinary share capital	27,237	-	27,237	Row 1
Treasury shares and RSP treasury shares	(390)	-	(390)	Table f
Reserves	1,283	(169)	1,114	Table g
Retained Profit	21,275	(1,286)	19,989	Row 2
Non-controlling interest	912	(94)	818	Table h
Total equity	50,317	(1,549)	48,768

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Appendix I | Regulatory capital reconciliation

$m	31 March 2015	Common Disclosure Template Reference
Table a
Deferred Tax Assets
Total Deferred Tax Assets per level 2 Regulatory Balance Sheet	1,330
Deferred tax asset adjustment before applying prescribed thresholds	1,330	Row 26e
Less: Amounts below prescribed threshold - risk weighted	(1,330)	Row 75
Total per Common Disclosure Template - Deferred Tax Asset	-	Row 21 / 25

$m	31 March 2015	Common Disclosure Template Reference
Table b
Goodwill and other intangible assets
Total Goodwill and Intangibles Assets per level 2 Regulatory Balance Sheet	12,206
Less: Capitalised Software Disclosed Under Intangibles	(1,932)	Row 9
Total per Common Disclosure Template - Goodwill	10,274	Row 8

$m	31 March 2015	Common Disclosure Template Reference
Table c
Equity Investments
Investment in significant financial entities	161
Equity Investments in non-consolidated subsidiaries	1,348
Total Investment in significant financial entities	1,509	Row 73
Investment in non-significant financial entities	116	Row 72
Total Investments in financial institutions	1,625	Row 26d
Investment in commercial entities	111	Row 26g
Total Equity Investments before applying prescribed threshold	1,736
Less: Amounts below prescribed threshold	(1,736)
Total per Common Disclosure Template - Equity Investments	-	Row 18/ 19/ 23

$m	31 March 2015	Common Disclosure Template Reference
Table d
Additional Tier 1 Capital
Total Loan Capital per Level 2 Regulatory Balance Sheet	11,905
Total Non-Controlling Interest per Level 2 Regulatory Balance Sheet	818
Total Loan Capital per Level 2 Regulatory Balance Sheet	12,723
Less: Non-Controlling Interest not included in Additional Tier 1 Capital	(63)
Less: Tier 2 Capital Instruments Reported Below	(7,340)
Add: Capitalised Issue Costs for Additional Tier 1 Capital Instruments[1]	34
Total per Common Disclosure Template - Tier 1 Capital	5,354	Row 36

Additional Tier 1 Capital included in Regulatory Capital
Westpac Capital Notes	1,383
Westpac Capital Notes 2	1,311
Total Basel III complying instruments	2,694	Row 30
Convertible preference shares (CPS)	1,190
Trust Preferred Securities 2004 (TPS 2004)	715
Trust Preferred Securities 2006 (TPS 2006)	755
Total Basel III non complying instruments	2,660	Row 33
Total per Common Disclosure Template - Additional Tier 1 Capital Instruments	5,354	Row 36

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Appendix I | Regulatory capital reconciliation

$m	31 March 2015	Common Disclosure Template Reference
Table e
Tier 2 Capital
Total Tier 2 Capital per Level 2 Regulatory Balance Sheet	7,340
Add: Capitalised Issue Costs for Tier 2 Capital Instruments[1]	17
Less: Fair Value Adjustment[2]	(56)
Less: Cumulative amortisation of Tier 2 Capital Instruments	(718)
Less: Basel III transitional adjustment	(67)	Row 56c
Provisions	59	Row 50 / 76
Total per Common Disclosure Template - Tier 2	6,575	Row 51

Tier 2 Capital included in Regulatory Capital
AUD1,000 million Westpac Subordinated Notes	1,000
AUD925 million Westpac Subordinated Notes II	925
CNY1,250 million Westpac Subordinated Notes	264
AUD350 million Westpac Subordinated Notes	349
Total Basel III complying instruments	2,538	Row 46

USD352 million Perpetual Floating Rate Notes	461
USD350 million SEC registered Subordinated Notes	290
USD400 million 144A Subordinated Notes	57
USD75 million Subordinated Notes	14
AUD500 million Subordinated Notes	500
AUD1,676 million Westpac Subordinated Notes	1,676
USD800 million Subordinated Notes	1,047
Total Basel III non complying instruments	4,045
Less: Basel III transitional adjustment	(67)	Row 85
Total Basel III non complying instruments after transitional adjustment	3,978	Row 47
Provisions	59	Row 50 / 76
Total per Common Disclosure Template - Tier 2 Capital Instruments	6,575	Row 51

$m	31 March 2015	Common Disclosure Template Reference
Table f
Treasury Shares and RSP Teasury Shares
Total treasury shares per Level 2 Regulatory Balance Sheet	(390)
Less: Treasury Shares not included for Level 2 Regulatory Capital	86
Total per Common Disclosure Template - Treasury Shares	(304)	Row 26a

$m	31 March 2015	Common Disclosure Template Reference
Table g
Accumulated Other Comprehensive Income
Total reserves per Level 2 Regulatory Balance Sheet	1,114
Less: Share Based Payment Reserve not included within capital	(39)
Total per Common Disclosure Template - Accumulated Other Comprehensive Income	1,075	Row 3

$m	31 March 2015	Common Disclosure Template Reference
Table h
Non Controlling Interests
Total non controlling interests per Level 2 Regulatory Balance Sheet	818
Less: TPS included in Additional Tier 1 Capital (Refer to Table d)	(755)
Total per Common Disclosure Template - Non Controlling Interests	63	Row 5

1                Unamortised issue costs relating to capital instruments are netted off against each instrument in the Balance Sheet. For regulatory capital purposes, these capital instruments are shown gross of unamortised issue costs. The unamortised issue costs are deducted from CET1 as part of capitalised expenses in Row 26f in the common disclosure template.

2                For regulatory capital purposes, APRA requires these instruments to be included as if they were unhedged.

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Appendix I | Regulatory capital reconciliation

The common disclosure template below represents the post 1 January 2018 Basel III requirements. The Group is applying the Basel III regulatory adjustments in full as implemented by APRA.

$m		31 March 2015	Table Reference
	Common Equity Tier 1 capital: instruments and reserves
1	Directly issued qualifying ordinary shares (and equivalent for mutually-owned entities) capital	27,237
2	Retained earnings	19,989
3	Accumulated other comprehensive income (and other reserves)	1,075	Table g
4	Directly issued capital subject to phase out from CET1 (only applicable to mutually-owned companies)	-
5	Ordinary share capital issued by subsidiaries and held by third parties (amount allowed in group CET1)	63	Table h
6	Common Equity Tier 1 capital before regulatory adjustments	48,364
	Common Equity Tier 1 capital : regulatory adjustments
7	Prudential valuation adjustments	-
8	Goodwill (net of related tax liability)	(10,274)	Table b
9	Other intangibles other than mortgage servicing rights (net of related tax liability)	(1,932)	Table b
10	Deferred tax assets that rely on future profitability excluding those arising from temporary differences (net of related tax liability)	-
11	Cash-flow hedge reserve	(120)
12	Shortfall of provisions to expected losses	(734)
13	Securitisation gain on sale (as set out in paragraph 562 of Basel II framework)	-
14	Gains and losses due to changes in own credit risk on fair valued liabilities	(127)
15	Defined benefit superannuation fund net assets	-
16	Investments in own shares (if not already netted off paid-in capital on reported balance sheet)	-
17	Reciprocal cross-holdings in common equity	-
18	Investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-	Table c
19	Significant investments in the ordinary shares of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions (amount above 10% threshold)	-	Table c
20	Mortgage service rights (amount above 10% threshold)	-
21	Deferred tax assets arising from temporary differences (amount above 10% threshold, net of related tax liability)	-	Table a
22	Amount exceeding the 15% threshold	-
23	of which: significant investments in the ordinary shares of financial entities	-	Table c
24	of which: mortgage servicing rights	-
25	of which: deferred tax assets arising from temporary differences	-	Table a
26	National specific regulatory adjustments (sum of rows 26a, 26b, 26c, 26d, 26e, 26f, 26g, 26h, 26i and 26j)	(4,789)
26a	of which: treasury shares	(304)	Table f
26b	of which: offset to dividends declared under a dividend reinvestment plan (DRP), to the extent that the dividends are used to purchase new ordinary shares issued by the ADI	-
26c	of which: deferred fee income	107
26d	of which: equity investments in financial institutions not reported in rows 18, 19 and 23	(1,625)	Table c
26e	of which: deferred tax assets not reported in rows 10, 21 and 25	(1,330)	Table a
26f	of which: capitalised expenses	(1,404)
26g	of which: investments in commercial (non-financial) entities that are deducted under APRA prudential requirements	(111)	Table c
26h	of which: covered bonds in excess of asset cover in pools	-
26i	of which: undercapitalisation of a non-consolidated subsidiary	-
26j	of which: other national specific regulatory adjustments not reported in rows 26a to 26i	(122)
27	Regulatory adjustments applied to Common Equity Tier 1 due to insufficient Additional Tier 1 and Tier 2 to cover deductions	-

28	Total regulatory adjustments to Common Equity Tier 1	(17,976)
29	Common Equity Tier 1 Capital (CET1)	30,388

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Appendix I | Regulatory capital reconciliation

$m		31 March 2015	Table Reference
	Additional Tier 1 Capital: instruments
30	Directly issued qualifying Additional Tier 1 instruments	2,694	Table d
31	of which: classified as equity under applicable accounting standards	-
32	of which: classified as liabilities under applicable accounting standards	2,694	Table d
33	Directly issued capital instruments subject to phase out from Additional Tier 1	2,660	Table d
34	Additional Tier 1 instruments (and CET1 instruments not included in row 5) issued by subsidiaries and held by third parties (amount allowed in group AT1)	-
35	of which: instruments issued by subsidiaries subject to phase out	-

36	Additional Tier 1 Capital before regulatory adjustments	5,354	Table d
	Additional Tier 1 Capital: regulatory adjustments
37	Investments in own Additional Tier 1 instruments	-
38	Reciprocal cross-holdings in Additional Tier 1 instruments	-
39	Investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-
40	Significant investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation (net of eligible short positions)	-
41	National specific regulatory adjustments (sum of rows 41a, 41b and 41c)	-
41a	of which: holdings of capital instruments in group members by other group members on behalf of third parties	-
41b	of which: investments in the capital of financial institutions that are outside the scope of regulatory consolidations not reported in rows 39 and 40	-
41c	of which: other national specific regulatory adjustments not reported in rows 41a and 41b	-

42	Regulatory adjustments applied to Additional Tier 1 due to insufficient Tier 2 to cover deductions	-

43	Total regulatory adjustments to Additional Tier 1 capital	-
44	Additional Tier 1 capital (AT1)	5,354	Table d
45	Tier 1 Capital (T1=CET1+AT1)	35,742
	Tier 2 Capital: instruments and provisions
46	Directly issued qualifying Tier 2 instruments	2,538	Table e
47	Directly issued capital instruments subject to phase out from Tier 2	3,978	Table e
48	Tier 2 instruments (and CET1 and AT1 instruments not included in rows 5 or 34) issued by subsidiaries and held by third parties (amount allowed in group T2)	-
49	of which: instruments issued by subsidiaries subject to phase out	-
50	Provisions	59	Table e
51	Tier 2 Capital before regulatory adjustments	6,575	Table e
	Tier 2 Capital: regulatory adjustments
52	Investments in own Tier 2 instruments	(50)
53	Reciprocal cross-holdings in Tier 2 instruments	-
54	Investments in the Tier 2 capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-

55	Significant investments in the Tier 2 capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions	(140)
56	National specific regulatory adjustments (sum of rows 56a, 56b and 56c)	(12)
56a	of which: holdings of capital instruments in group members by other group members on behalf of third parties	-
56b	of which: investments in the capital of financial institutions that are outside the scope of regulatory consolidation not reported in rows 54 and 55	(12)
56c	of which: other national specific regulatory adjustments not reported in rows 56a and 56b	-

57	Total regulatory adjustments to Tier 2 capital	(202)
58	Tier 2 capital (T2)	6,373
59	Total capital (TC=T1+T2)	42,115
60	Total risk-weighted assets based on APRA standards	346,823

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Appendix I | Regulatory capital reconciliation

$m		31 March 2015	Table Reference
	Capital ratios and buffers
61	Common Equity Tier 1 (as a percentage of risk-weighted assets)	8.76%
62	Tier 1 (as a percentage of risk-weighted assets)	10.31%
63	Total capital (as a percentage of risk-weighted assets)	12.14%
64	Buffer requirement (minimum CET1 requirement of 4.5% plus capital conservation buffer of 2.5% plus any countercyclical buffer requirements expressed as a percentage of risk-weighted assets)	N/A

65	of which: capital conservation buffer requirement	N/A
66	of which: ADI-specific countercyclical buffer requirements	N/A
67	of which: G-SIB buffer requirement (not applicable)	N/A
68	Common Equity Tier 1 available to meet buffers (as a percentage of risk-weighted assets)	N/A
	National minima (if different from Basel III)
69	National Common Equity Tier 1 minimum ratio (if different from Basel III minimum)	4.50%
70	National Tier 1 minimum ratio (if different from Basel III minimum)	6.00%
71	National total capital minimum ratio (if different from Basel III minimum)	8.00%
	Amount below thresholds for deductions (not risk-weighted)
72	Non-significant investments in the capital of other financial entities	116	Table c
73	Significant investments in the ordinary shares of financial entities	1,509	Table c
74	Mortgage servicing rights (net of related tax liability)	-
75	Deferred tax assets arising from temporary differences (net of related tax liability)	1,330	Table a
	Applicable caps on the inclusion of provisions in Tier 2
76	Provisions eligible for inclusion in Tier 2 in respect of exposures subject to standardised approach (prior to application of cap)	59	Table e
77	Cap on inclusion of provisions in Tier 2 under standardised approach	329
78	Provisions eligible for inclusion in Tier 2 in respect of exposures subject to internal ratings-based approach (prior to application of cap)	-
79	Cap for inclusion of provisions in Tier 2 under internal ratings-based approach	1,660
	Capital instruments subject to phase-out arrangements (only applicable between 1 Jan 2018 and 1 Jan 2022)
80	Current cap on CET1 instruments subject to phase out arrangements	N/A
81	Amount excluded from CET1 due to cap (excess over cap after redemptions and maturities	N/A
82	Current cap on AT1 instruments subject to phase out arrangements	3,901
83	Amount excluded from AT1 instruments due to cap (excess over cap after redemptions and maturities)	-
84	Current cap on T2 instruments subject to phase out arrangements	3,980
85	Amount excluded from T2 due to cap (excess over cap after redemptions and maturities)	67	Table e

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Appendix II | Regulatory consolidation

This appendix lists all subsidiaries controlled by Westpac according to their level of regulatory consolidation.

Level 1 Entities

The following controlled entities have been approved by APRA for inclusion in the Westpac ADI’s ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy at Level 1:

Westpac Banking Corporation	Westpac Capital Trust IV
1925 (Commercial) Pty Limited	Westpac Capital-NZ-Limited
1925 (Industrial) Pty Limited	Westpac Debt Securities Pty Limited
Belliston Pty Limited	Westpac Delta LLC
Bill Acceptance Corporation Pty Limited	Westpac Direct Equity Investments Pty Limited
CBA Limited	Westpac Equipment Finance (No.1) Pty Limited
Challenge Limited	Westpac Equipment Finance Limited
Mortgage Management Pty Limited	Westpac Equity Investments NZ Limited
Nationwide Management Pty Limited	Westpac Finance (HK) Limited
Partnership Pacific Pty Limited	Westpac Financial Holdings Pty Limited
Partnership Pacific Securities Pty Limited	Westpac Group Investment-NZ-Limited
Pashley Investments Pty Limited	Westpac Group Investments Australia Pty Limited
Sallmoor Pty Limited	Westpac Holdings-NZ-Limited
Sixty Martin Place (Holdings) Pty Limited	Westpac Investment Capital Corporation
St.George Business Finance Pty Limited	Westpac Investment Vehicle No.2 Pty Limited
St.George Custodial Pty Limited	Westpac Investment Vehicle Pty Limited
St.George Equity Finance Limited	Westpac Leasing Nominees-Vic.-Pty Limited
St.George Finance Holdings Limited	Westpac New Zealand Group Limited
St.George Security Holdings Pty Limited	Westpac Overseas Holdings No. 2 Pty Limited
Tavarua Funding Trust IV	Westpac Overseas Holdings Pty Limited
Teuton Pty Limited	Westpac Properties Limited
The Mortgage Company Pty Limited	Westpac Securitisation Holdings Pty Limited
Value Nominees Pty Limited	Westpac Structured Products Limited
Westpac Administration Pty Limited	Westpac TPS Trust
Westpac Administration 2 Limited	Westpac Unit Trust
Westpac Americas Inc.	Westpac USA Inc.
Westpac Capital Holdings Inc.

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Appendix II | Regulatory consolidation

Level 2 Entities

The following controlled entities are included in the Level 2 consolidation (along with the ELE entities) for the purposes of measuring capital adequacy:

1925 Advances Pty Limited	General Credits Holdings Pty Limited
A.G.C. (Pacific) Limited	General Credits Pty Limited
Altitude Administration Pty Limited	Halcyon Securities Pty Limited
Altitude Rewards Pty Limited	Hastings Management Pty Limited
Aotearoa Financial Services Limited	Hickory Trust
Ascalon Funds Seed Pool Trust	Hitton Pty Limited
Australian Loan Processing Security Company Pty Limited	Net Nominees Limited
Australian Loan Processing Security Trust	North Ryde Office Trust
Bella Trust No.2	Number 120 Limited
Bella Trust	Oniston Pty Limited
BT (Queensland) Pty Limited	Qvalent Pty Limited
BT Australia Pty Limited	RAMS Financial Group Pty Limited
BT Financial Group (NZ) Limited	RMS Warehouse Trust 2007-1
BT Financial Group Pty Limited	Seed Pool Trust No. 2
BT Securities Limited	Series 2008-1M WST Trust
BT Short Term Income Fund	Series 2009-1 WST Trust
Capital Corporate Finance Limited	Series 2011-1 WST Trust
Capital Finance (NZ) Limited	Series 2011-2 WST Trust
Capital Finance Australia Limited	Series 2011-3 WST Trust
Capital Finance New Zealand Limited	Series 2012-1 WST Trust
Capital Fleetlease Limited	Series 2013-1 WST Trust
Capital Motor Finance Limited	Series 2013-2 WST Trust
Capital Rent Group Limited	Series 2014-1 WST Trust
Castlereagh Trust	Series 2014-2 WST Trust
Crusade ABS Series 2012-1 Trust	SIE-LEASE (Australia) Limited
Crusade ABS Series 2013-1 Trust	SIE-LEASE (New Zealand) Pty Limited
Crusade ABS Series 2015-1 Trust	St.George Finance Limited
Crusade CP No.1 Pty Limited	St.George Motor Finance Limited
Crusade CP Trust No. 52	The Home Mortgage Company Limited
Crusade CP Trust No. 53	The Warehouse Financial Services Limited
Crusade CP Trust No. 55	W2 Investments Pty Limited
Crusade CP Trust No. 56	Westpac (NZ) Investments Limited
Crusade CP Trust No. 57	Westpac Administration 3 Limited
Crusade CP Trust No. 58	Westpac Administration 4 Pty Limited
Crusade Management Limited	Westpac Altitude Rewards Trust
Crusade Trust No.2P of 2008	Westpac Asian Lending Pty Limited
Danaby Pty Limited	Westpac Bank of Tonga
G.C.L. Investments Pty Limited	Westpac Bank Samoa Limited

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Appendix II | Regulatory consolidation

Level 2 Entities (Continued)

Westpac Bank-PNG-Limited	Westpac NZ Covered Bond Holdings Limited
Westpac Capital Markets Holding Corp.	Westpac NZ Covered Bond Limited
Westpac Capital Markets LLC	Westpac NZ Operations Limited
Westpac Cash PIE Fund	Westpac NZ Securitisation Holdings Limited
Westpac Covered Bond Trust	Westpac NZ Securitisation Limited
Westpac Equity Holdings Pty Limited	Westpac NZ Securitisation No.2 Limited
Westpac Europe Limited	Westpac Pacific Limited Partnership
Westpac Financial Consultants Limited	Westpac Securities Limited
Westpac Financial Services Group Limited	Westpac Securities NZ Limited
Westpac Financial Services Group-NZ-Limited	Westpac Securitisation Management Pty Limited
Westpac Global Capital Markets Pty Limited	Westpac Singapore Limited
Westpac Investment Vehicle No.3 Pty Limited	Westpac Syndications Management Pty Limited
Westpac New Zealand Limited	Westpac Term PIE Fund
Westpac Notice Saver PIE Fund

Level 3 Entities

The following controlled entities are excluded from the Level 2 consolidation but form part of the conglomerate group at Level 3:

Advance Asset Management Limited	Crusade Global Trust 1 of 2007
Ascalon Capital Managers (Asia) Limited	Crusade Global Trust 2 of 2005
Ascalon Capital Managers Limited	Crusade Global Trust 2 of 2006
Asgard Capital Management Limited	Crusade Trust 1A of 2005
Asgard Wealth Solutions Limited	Data Republic Pty Limited
BT Funds Management (NZ) Limited	eQR Securities Pty. Limited
BT Funds Management Limited	Europe Infrastructure Debt LP
BT Funds Management No. 2 Limited	Hastings Advisers LLC
BT Investment Management (Fund Services) Limited	Hastings Forestry Investments Limited
BT Investment Management (Institutional) Limited	Hastings Forests Australia Pty Limited
BT Investment Management Limited	Hastings Funds Management (UK) Limited
BT Long Term Income Fund	Hastings Funds Management (USA) Inc.
BT Portfolio Services Limited	Hastings Funds Management Asia Pte Limited
BT Private Nominees Pty Limited	Hastings Funds Management Limited
BTIM UK Limited	Hastings Infrastructure 1 Limited
Canning Park Pte. Ltd	Hastings Infrastructure 2 Limited
Core Infrastructure Income Feeder 1 L.P.	Hastings Investment Capital LP
Core Infrastructure Income Feeder 2 L.P.	Hastings Investment Management (Europe) Limited
Core Infrastructure Income Master L.P.	Hastings Investment Management Pty Ltd
Crusade CP Management Pty Limited	Hastings Investments GP LLC
Crusade Euro Trust 1E of 2006	Hastings Korea Company Limited
Crusade Euro Trust 1E of 2007	Hastings Private Equity Fund IIA Pty Limited
Crusade Global Trust 1 of 2006	HLT Custodian Trust

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Appendix II | Regulatory consolidation

Level 3 Entities (Continued)

Infrastructure GP LLP	Westpac Cook Cove Trust I
Infrastructure GP 2 LLP	Westpac Cook Cove Trust II
Infrastructure Research and Advisory Services Private Limited	Westpac Custodian Nominees Pty Limited
J O Hambro Capital Management Holdings Limited	Westpac Equity Pty Limited
J O Hambro Capital Management Limited	Westpac Financial Services Limited
JOHCM (Singapore) Pte Limited	Westpac Funds Financing Holdco Pty Limited
JOHCM (USA) Inc	Westpac Funds Financing Pty Limited
Magnitude Group Pty Limited	Westpac General Insurance Limited
MIF Custodian Trust	Westpac General Insurance Services Limited
Reinventure Fund, I.L.P.	Westpac Lenders Mortgage Insurance Limited
Securitor Financial Group Limited	Westpac Life Insurance Services Limited
Series 2007-1G WST Trust	Westpac Life-NZ-Limited
St.George Life Limited	Westpac Nominees-NZ-Limited
Sydney Capital Corporation Inc.	Westpac RE Limited
Waratah Receivables Corporation Pty Limited	Westpac Securities Administration Limited
Waratah Securities Australia Limited	Westpac Superannuation Nominees-NZ-Limited

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Appendix III | Level 3 entities’ assets and liabilities

The following legal entities excluded from the regulatory scope of consolidation.

The total assets and liabilities should not be aggregated because some of the entities are holding companies for other entities in the table shown below.

31 March 2015		Liabilities (excluding
$m	Total Assets	equity)
a) Securitisation
Crusade CP Management Pty Limited	1	-
Crusade Euro Trust 1E of 2006	259	259
Crusade Euro Trust 1E of 2007	376	376
Crusade Global Trust 1 of 2006	359	359
Crusade Global Trust 1 of 2007	607	607
Crusade Global Trust 2 of 2005	-	-
Crusade Global Trust 2 of 2006	472	472
Crusade Trust 1A of 2005	-	-
HLT Custodian Trust	-	-
MIF Custodian Trust	-	-
Series 2007-1G WST Trust	-	-
Sydney Capital Corporation Inc.	-	-
Waratah Receivables Corporation Pty Limited	671	671
Waratah Securities Australia Limited	668	668

b) Insurance and Funds Management
Advance Asset Management Limited	63	28
Ascalon Capital Managers (Asia) Limited	42	-
Ascalon Capital Managers Limited	72	4
Asgard Capital Management Limited	99	53
Asgard Wealth Solutions Limited	69	8
BT Funds Management (NZ) Limited	62	15
BT Funds Management Limited	183	129
BT Funds Management No.2 Limited	24	3
BT Investment Management (Fund Services) Limited	14	8
BT Investment Management (Institutional) Limited	4	3
BT Investment Management Limited	652	35
BT Long Term Income Fund	303	303
BT Portfolio Services Limited	120	42
BT Private Nominees Pty Limited	11	-
BTIM UK Limited	300	36
Canning Park Pte. Ltd	-	-
Core Infrastructure Income Feeder 1 L.P.	-	-
Core Infrastructure Income Feeder 2 L.P.	-	-
Core Infrastructure Income Master L.P.	-	-
Data Republic Pty Ltd	1	-
eQR Securities Pty. Limited	1	-
Europe Infrastructure Debt LP	-	-
Hastings Advisers LLC	-	-
Hastings Forestry Investments Limited	-	-
Hastings Forests Australia Pty Limited	-	-
Hastings Funds Management (UK) Limited	18	8
Hastings Funds Management (USA) Inc.	41	14
Hastings Funds Management Asia Pte Limited	1	-
Hastings Funds Management Limited	22	7
Hastings Infrastructure 1 Limited	-	-
Hastings Infrastructure 2 Limited	-	-
Hastings Investment Capital LP	7	2
Hastings Investment Management (Europe) Limited	-	-
Hastings Investment Management Pty Ltd	3	1

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Appendix III | Level 3 entities’ assets and liabilities

31 March 2015		Liabilities (excluding
$m	Total Assets	equity)
Hastings Investments GP LLC	-	-
Hastings Korea Company Limited	1	-
Hastings Private Equity Fund IIA Pty Limited	-	-
Infrastructure GP 2 LLP	-	-
Infrastructure GP LLP	-	-
Infrastructure Research and Advisory Services Private Limited	1	-
J O Hambro Capital Management Holdings Limited	339	-
J O Hambro Capital Management Limited	193	80
JOHCM (Singapore) Pte Limited	10	7
JOHCM (USA) Inc	2	2
Magnitude Group Pty Limited	33	10
Reinventure Fund, I.L.P.	9	-
Securitor Financial Group Limited	34	11
St.George Life Limited	83	3
Westpac Cook Cove Trust I	-	-
Westpac Cook Cove Trust II	-	-
Westpac Custodian Nominees Pty Limited	9	-
Westpac Equity Pty Limited	-	-
Westpac Financial Services Limited	24	5
Westpac Funds Financing Holdco Pty Limited	-	-
Westpac Funds Financing Pty Limited	-	-
Westpac General Insurance Limited	636	501
Westpac General Insurance Services Limited	49	5
Westpac Lenders Mortgage Insurance Limited	343	197
Westpac Life Insurance Services Limited	8,795	7,522
Westpac Life-NZ-Limited	187	2
Westpac Nominees-NZ-Limited	4	-
Westpac RE Limited	13	2
Westpac Securities Administration Limited	11	3
Westpac Superannuation Nominees-NZ-Limited	-	-

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Appendix IV | Regulatory expected loss

Capital deduction for regulatory expected loss2

For capital adequacy purposes APRA requires the amount of regulatory expected credit losses in excess of eligible provisions to be deducted from capital. The following table shows how the deduction is calculated.

	31 March	30 September	31 March
$m	2015	2014	2014
Provisions associated with eligible portfolios
Total provisions for impairment charges	3,505	3,481	3,791
plus general reserve for credit losses adjustment	107	133	92
plus provisions associated with partial write-offs	406	504	528
less ineligible provisions[1]	(131)	(132)	(141)
Total eligible provisions	3,887	3,986	4,270
Regulatory expected downturn loss	4,588	4,636	4,964
Shortffall in eligible provisions compared to regulatory expected downturn loss	(701)	(650)	(694)
Common equity Tier 1 capital deduction for regulatory expected downturn loss in excess of eligible provisions[2]	(734)	(650)	(694)

1       Provisions associated with portfolios subject to the Basel standardised approach to credit risk are not eligible.

2      Regulatory expected loss is calculated for portfolios subject to the Basel advanced capital IRB approach to credit risk. The comparison between regulatory expected loss and eligible provisions is performed separately for defaulted and non-defaulted exposures. As at 31 March 2015, there was an excess of eligible provisions compared to regulatory expected loss for defaulted exposures of $33m. This excess is not available to reduce the shortfall for non-defaulted exposures in the calculation of the common equity Tier 1 capital deduction.

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Appendix V | APS330 quantitative requirements

The following table cross-references the quantitative disclosure requirements given by Attachments A, C, D and E of APS330 to the quantitative disclosures made in this report. The continuous reporting requirements for capital instruments under Attachment B are satisfied separately and can be found on the regulatory disclosures section on the Westpac website.1

APS330 reference		Westpac disclosure	Page
Attachment A:
Table 1: Common disclosure template		Common disclosure template	81

Attachment C:
Table 3: Capital adequacy	(a) to (e)	Capital requirements	16
	(f)	Westpac’s capital adequacy ratios	15
		Capital adequacy ratios of major subsidiary banks	15

Table 4: Credit risk	(a)	Exposure at Default by major type	26
	(b)	Impaired and past due loans by portfolio	33
	(c)	General reserve for credit losses	25

Table 5: Securitisation exposures	(a)	Banking book summary of securitisation activity by asset type	60
	(b)	Banking book summary of on and off-balance sheet securitisation by exposure type	61
		Trading book summary of on and off-balance sheet securitisation by exposure type	65

Attachment D:
Table 6: Capital adequacy	(b) to (f)	Capital requirements	16
	(g)	Westpac’s capital adequacy ratios	15
		Capital adequacy ratios of major subsidiary banks	15

Table 7: Credit risk - general disclosures	(b)	Exposure at Default by major type	26
	(c)	Exposure at Default by geography	31
	(d)	Exposure at Default by industry classification	28
	(e)	Exposure at Default by residual contractual maturity	32
	(f)	Impaired and past due loans by industry classification	34
	(g)	Impaired and past due loans by geography	35
	(h)	Movement in provisions for impairment charges	36
	(h)	Loan impairment provisions	25
	(i)	Exposure at Default by measurement method	27
	(j)	General reserve for credit losses	25

Table 8: Credit risk - disclosures for portfolios subject to the standardised approach and supervisory risk-weights in the IRB approaches (formerly Table 5)	(b)	Portfolios subject to the standardised approach	37
		Property finance	38
		Project finance	39

1      http://www.westpac.com.au/about-westpac/investor-centre/financial-information/basel-iii-risk-reports/

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Appendix V | APS330 quantitative requirements

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Appendix V | APS330 quantitative requirements

APS330 reference		Westpac disclosure	Page
Table 13: Market risk - disclosures for ADIs using the standard method	(b)	Market Risk regulatory capital and risk weighted assets	68

Table 14: Market risk - disclosures for ADIs using the IMA for trading portfolios	(d)	VaR and Stressed VaR by risk type	69

Table 16: Equities - disclosures for banking book positions	(b) to (c)	Book value of listed equity exposures by industry classification / Book value of unlisted equity exposures by industry classification	74
	(d) to (e)	Gains/losses	74
	(f)	Capital requirement[1]	NA

Table 17: Interest rate risk in the banking book	(b)	Change in economic value of sudden upward and downward movement in interest rates	76
	(b)	Capital requirement	76

Attachment E2
Table 18: Remuneration disclosure requirements	(g)	Governance structure	NA
	(h)	Senior manager and material risk taker payments	NA
	(i)	Deferred remuneration	NA
	(j)	Total value of remuneration awards	NA
	(k)	Implicit and explicit adjustments	NA

1      No Equity risk exposures.

2      Remuneration disclosure is an annual reporting requirement under APS330.

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Pillar 3 report Glossary

Term	Description

Actual losses	Represent direct write-offs and write-offs from provisions after adjusting for recoveries.
Additional Tier 1 capital

Comprises high quality components of capital that provide a permanent and unrestricted commitment of funds that are freely available to absorb losses but rank behind claims of depositors and other more senior creditors. They also provide for fully discretionary capital distributions.

Advanced measurement approach (AMA)	The capital requirement using the AMA is based on a bank’s internal operational risk systems, which must both measure and manage operational risk.
Assets intended to be securitised	Represents securitisation activity from the end of the reporting period to the disclosure date of this report.
Australian Accounting Standards (AAS)	A set of Australian reporting standards and interpretations issued by the Australian Accounting Standards Board.
Australian and New Zealand Standard Industrial Classification (ANZSIC)	A code used by the Australian Bureau of Statistics and Statistics New Zealand for classifying businesses.
Authorised deposit-taking institution (ADI)	ADIs are corporations that are authorised under the Banking Act 1959 to carry on banking business in Australia.
Banking book	The banking book includes all securities that are not actively traded by Westpac.
Cash EPS Compound Annual Growth Rate (CAGR)	An internal measure used to assess performance by measuring growth in cash earnings per share over a three year performance period.
Common Equity Tier 1 (CET1) capital	The highest form of capital. The key components of common equity are shares, retained earnings and undistributed current year earnings.
Credit Valuation Adjustment (CVA) risk	Refer to mark-to-market related credit risk.
Default

A customer default is deemed to have occurred when Westpac considers that either or both of the following events have taken place:

•           the customer is unlikely to pay its credit obligations to its financiers in full, without recourse by any of them to actions such as realising security (where held); and

•           the customer is past due 90 or more calendar days on any material credit obligation to its financiers. Overdrafts will be considered past due once the customer has breached an advised limit, or been advised of a limit smaller than the current outstandings.

Double default rules

Double default applies to exposures where a particular obligor’s exposure has been hedged by the purchase of credit protection from a counterparty and loss will only occur if both obligor and counterparty default. In this instance, capital can be reduced.

Exposure at default (EAD)	EAD represents an estimate of the amount of committed exposure expected to be drawn by the customer at the time of default.
Extended licensed entity (ELE)	An Extended Licensed Entity (ELE) comprises an ADI and any subsidiaries of the ADI that have been approved by APRA as being part of a single ‘stand-alone’ entity.
External Credit Assessment Institution (ECAI)

ECAI is an external institution recognised by APRA (directly or indirectly) to provide credit assessment in determining the risk-weights on financial institutions’ rated credit exposures (including securitisation exposures).

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Facilities 90 days or more past due date not impaired

Includes facilities where:

•    contractual payments of interest and/or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; or

•    an order has been sought for the customer’s bankruptcy or similar legal action has been instituted, which may avoid or delay repayment of its credit obligations; and

•    the estimated net realisable value of assets/security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, or where there are otherwise reasonable grounds to expect payment in full and interest is being taken to profit on an accrual basis.

These facilities, while in default, are not treated as impaired for accounting purposes.

Geography	Geographic segmentation of exposures is based on the location of the office in which these items were booked.
Impaired assets

Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on an assessment of the customer’s outlook, cashflow, and the net realisation of value of assets to which recourse is held:

•    facilities 90 days or more past due, and full recovery is in doubt: exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days;

•    non-accrual assets: exposures with individually assessed impairment provisions held against them, excluding restructured loans;

•    restructured assets: exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer;

•    other assets acquired through security enforcement (includes other real estate owned): includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and

•    any other assets where the full collection of interest and principal is in doubt.

Industry

Exposures to businesses, government and other financial institutions are classified into industry clusters based upon groups of related ANZSIC codes. Companies that operate in multiple industries are classified according to their primary industry. Consumer customers as classified as “retail” and not further broken down.

Interest rate risk in the banking book (IRRBB)	The risk to current and future year interest income arising from a mismatch between the duration of assets and liabilities that arises in the normal course of banking activities.

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Internal assessment approach (IAA)

Basel III provides three approaches to determine the risk-weight for a securitisation transaction, where the term securitisation includes any complex credit derivative. The internal assessment approach, a more complex approach, and subject to approval from APRA for use, may be used when there is an inability to use either the Ratings-Based Approach (no external rating available) or the supervisory formula approach. The internal assessment approach may be used to risk-weight exposures relating to residential mortgages (excluding reverse mortgages), trade receivables, equipment receivables and auto loans.

Internal Ratings-Based Approach (IRB & Advanced IRB)

These approaches allow banks to use internal estimates of the risks of their loans as inputs into the determination of the amount of credit risk capital needed to support the organisation. In the Advanced IRB approach, banks must supply their own estimates for all three credit parameters – Probability of Default, Loss Given Default and Exposure at Default.

Liquidity Coverage Ratio (LCR)

An APRA requirement to maintain an adequate level of unencumbered high quality liquid assets, to meet liquidity needs for a 30 calendar day period under an APRA-defined severe stress scenario. Absent a situation of financial stress, the value of the LCR must not be less than 100%, effective 1 January 2015. LCR is calculated as the percentage ratio of stock of HQLA and CLF over the total net cash out flows in a modelled 30 day defined stressed scenario.

Loss given default (LGD)

The LGD represents an estimate of the expected severity of a loss to Westpac should a customer default occur during a severe economic downturn. Westpac assigns LGD to each credit facility, assuming an event of default has occurred and taking into account a conservative estimate of the net realisable value of assets to which Westpac has recourse and over which it has security. LGDs also reflect the seniority of exposure in the customer’s capital and debt structure.

Maturity	The maturity date used is drawn from the contractual maturity date of the customer loans.
Mark-to-market related credit risk	The risk of mark-to-market losses related to deterioration in the credit quality of a derivative counterparty also referred to as credit valuation adjustment (CVA) risk.
Monte Carlo simulation	A method of random sampling to achieve numerical solutions to mathematical problems.
Net interest income at risk (NaR)	BRCC-approved limit expressed as a deviation from the benchmark hedge level over a 1-year time frame, at a 99% confidence level.
Off-balance sheet exposure

Credit exposures arising from facilities that are not recorded on Westpac’s balance sheet (under accounting methodology). Undrawn commitments and the expected future exposure calculated for Westpac’s derivative products are included in off-balance sheet exposure.

On balance sheet exposure	Credit exposures arising from facilities that are recorded on Westpac’s balance sheet (under accounting methodology).
Probability of default (PD)	Probability of default is a through-the-cycle assessment of the likelihood of a customer defaulting on its financial obligations within one year.
Ratings-Based Approach (RBA)

Basel III provides three approaches to determine the risk-weight for a securitisation transaction, where the term securitisation includes any complex credit derivative. The Ratings-Based Approach relies on the number of assets in the transaction and the external credit rating of the tranche to determining a regulatory risk-weight.

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Regulatory expected loss (EL)

For regulatory purposes EL is defined as:

•    for non-defaulted exposures, the product of PD, LGD and EAD; and

•    for defaulted exposures, the best estimate of expected loss for that exposure. It is equivalent to provisions for impaired assets and represents charges already realised through Westpac’s earnings.

Regulatory EL is not calculated for standardised portfolios and is based on mandated risk-weights for specialised lending portfolios. Regulatory EL should not be interpreted as an estimate of long-run expected loss because the LGDs used in all regulatory calculations are calibrated to reflect stressed economic conditions rather than long run averages.

Resecuritisation

A resecuritisation exposure is a securitisation exposure in which the risk associated with an underlying pool of exposures is tranched and at least one of the underlying exposures is a securitisation exposure. In addition, an exposure to one or more resecuritisation exposures is a resecuritisation exposure;

Risk weighted assets (RWA)

Assets (both on and off-balance sheet) are risk weighted according to each asset’s inherent potential for default and what the likely losses would be in case of default. In the case of non asset based risks (ie market and operational risk), RWA is determined by multiplying the capital requirements for those risks by 12.5.

Securitisation Purchased	The purchase of third party securitisation exposure, for example residential mortgage backed securities.
Securitisation Retained	Securitisation exposures arising through Westpac originated assets or generated by Westpac third party securitisation activity.
Sponsor

An ADI would generally be considered a sponsor if it, in fact or substance, manages or advises the securitisation program, places securities into the market, or provide liquidity and/or credit enhancements.

Standard model	The standard model for Market risk applies supervisory risk weights to trading positions.
Stressed VaR	Stress VaR uses a bank’s approved VaR model but applies it to a time period of significant financial stress. Market risk capital is estimated by adding Stress VaR to actual VaR.
Substitution Approach

Substitutions refers to the rules governing the circumstances when capital can be reduced because an obligor’s exposure has been hedged by the purchase of credit protection from a counterparty and the counterparty’s PD is used in place of the obligors’ PD.

Supervisory formula (SF)

Basel III provides three approaches to determine the risk-weight for a securitisation transaction, where the term securitisation includes any complex credit derivative. The supervisory formula is used when the Ratings-Based Approach is unable to be used.

Tier 2 capital	Includes other capital elements, which, to varying degrees, fall short of the quality of Tier 1 capital but still contribute to the overall strength of an entity as a going concern.

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Trading book

Trading book activity represents dealings that encompass book running and distribution activity. The types of market risk arising from trading activity include interest rate risk, foreign exchange risk, commodity risk, equity price risk, credit spread risk and volatility risk. Financial Markets and Treasury are responsible for managing market risk arising from Westpac’s trading activity.

Value at risk (VaR)

VaR is the potential loss in earnings from adverse market movements and is calculated over a one-day time horizon at a 99% confidence level using a minimum of one year of historical rate data. VaR takes account of all material market variables that may cause a change in the value of the trading portfolio and the banking book including interest rates, foreign exchange rates, price changes, volatility, and the correlation among these variables.

Exchange rates

The following exchange rates were used in the Westpac Pillar 3 report, and reflect spot rates for the period end.

	$31 March 2015	30 September 2014	31 March 2014
USD	0.7635	0.8768	0.9230
GBP	0.5167	0.5384	0.5549
NZD	1.0202	1.1195	1.0665
EUR	0.7078	0.6904	0.6711

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Pillar 3 report Disclosures regarding forward-looking statements

This Report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this Report and include statements regarding Wespac’s intent, belief or current expectations with respect to its business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. Words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’ or other similar words are used to identify forward-looking statements. These forward-looking statements reflect Westpac’s current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond Westpac’s control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon Westpac. There can be no assurance that future developments will be in accordance with Westpac’s expectations or that the effect of future developments on Westpac will be those anticipated. Actual results could differ materially from those expected, depending on the outcome of various factors, including, but not limited to:

▪             the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements;

▪             the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts Westpac or its customers or counterparties may experience as a result;

▪             market volatility, including uncertain conditions in funding, equity and asset markets;

▪             adverse asset, credit or capital market conditions;

▪             changes to Westpac’s credit ratings;

▪             levels of inflation, interest rates, exchange rates and market and monetary fluctuations;

▪             market liquidity and investor confidence;

▪             changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which Westpac or its customers or counterparties conduct their operations and Westpac’s ability to maintain or to increase market share and control expenses;

▪             the effects of competition in the geographic and business areas in which Westpac conducts its operations;

▪             information security breaches, including cyberattacks;

▪             reliability and security of Westpac’s technology and risks associated with changes to technology systems;

▪             the timely development and acceptance of new products and services and the perceived overall value of these products and services by customers;

▪             the effectiveness of Westpac’s risk management policies, including internal processes, systems and employees;

▪             the incidence or severity of Westpac insured events;

▪             the occurrence of environmental change or external events in countries in which Westpac or its customers or counterparties conduct their operations;

▪             internal and external events which may adversely impact Westpac’s reputation;

▪             changes to the value of Westpac’s intangible assets;

▪           changes in political, social or economic conditions in any of the major markets in which Westpac or its customers or counterparties operate;

▪             the success of strategic decisions involving diversification or innovation, in addition to business expansion and integration of new businesses; and

▪             various other factors beyond Westpac’s control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by Westpac, refer to the section ‘Risk factors’ in Westpac’s 2015 Interim Financial Results Announcement. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others should carefully consider the foregoing factors and other uncertainties and events.

Westpac is under no obligation to update any forward-looking statements contained in this Report, whether as a result of new information, future events or otherwise, after the date of this Report.

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